Exhibit (a)(1)

September 30, 2004

Dear holder of Securities:

Re: Offers by Rogers Wireless Inc.

     On September 20, 2004, we announced the signing of a support agreement pursuant to which Rogers Wireless Communications Inc. agreed either through itself or through a subsidiary to offer to purchase all of the outstanding Class A restricted voting shares, Class B non-voting shares, Warrants 2005 and Warrants 2008 of Microcell.

     Your Board of Directors recommends that holders of Class A restricted voting shares and Class B non-voting shares ACCEPT Rogers’ offers and TENDER their shares into Rogers’ offers.

     In making its recommendation to the holders of shares, your Board of Directors carefully considered all aspects of Rogers’ offers as well as the factors described in the enclosed Directors’ Circular. In making a decision regarding Rogers’ offers, holders of shares should consider, among other things:

•	The opinions dated September 19, 2004 of J.P. Morgan Securities Inc. and N M Rothschild & Sons Canada Securities Limited received by the Board of Directors to the effect that the consideration to be received by the holders of the shares is fair, from a financial point of view, to such holders as of such date.

•	The consideration per share under Rogers’ offers represents (i) a 20.7% premium over the consideration per share offered pursuant to the offers made by TELUS Corporation, (ii) a 13.27% and 12.69% premium respectively over the closing prices of the Class A shares and Class B shares on the Toronto Stock Exchange on Friday, September 3, 2004, the last trading day prior to the public announcement by affiliates of Rogers of the possibility of offering to purchase alone or with others the shares or assets of Microcell and (iii) a premium of 66.7% and 64.7% over the closing prices of the Class A shares and the Class B shares respectively on May 13, 2004, the date of announcement by TELUS Corporation of its offers.

•	Rogers’ offers are less conditional than the offers made by TELUS Corporation on May 17, 2004.

•	Your Board of Directors, in the fulfillment of its fiduciary duties, is entitled to approve or recommend a superior proposal.

•	With the assistance of its legal and financial advisors, your Board of Directors undertook an extensive process in order to maximize value for holders of shares and warrants which process resulted in Rogers’ offers. As of this date, no offer has been received by the Board of Directors that offers greater value to the holders of shares and warrants than Rogers’ offers.

     You should read carefully the full explanation of the reasons for your Board of Directors’ recommendation of Rogers’ offers in the enclosed Directors’ Circular, including the opinions of J.P. Morgan Securities Inc. and N M Rothschild & Sons Canada Securities Limited set forth in the enclosed Directors’ Circular.

     For the reasons set forth in the enclosed Directors’ Circular, your Board of Directors is not making a recommendation as to whether the holders of warrants should accept or reject Rogers’ offers to purchase the Warrants 2005 and Warrants 2008. Holders of warrants should read carefully the explanation of the reasons for your Board of Directors not making a recommendation and should nevertheless give appropriate consideration to accept the offers for the warrants for the reasons set forth in this enclosed Directors’ Circular.

Exhibit (a)(1)

Please read the enclosed material carefully.

Sincerely, (signed) André Bureau Chairman of the Board of Directors On behalf of the Board of Directors

Exhibit (a)(1)

DIRECTORS’ CIRCULAR

IN RESPECT OF THE OFFERS
BY

ROGERS WIRELESS INC.

TO PURCHASE ALL OF THE CLASS A RESTRICTED VOTING SHARES,
CLASS B NON-VOTING SHARES, WARRANTS 2005 AND WARRANTS 2008

OF

MICROCELL TELECOMMUNICATIONS INC.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS ACCEPT THE OFFERS
AND TENDER THEIR CLASS A RESTRICTED VOTING SHARES
AND CLASS B NON-VOTING SHARES INTO THE SHARE OFFERS

THE BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION
AS TO WHETHER WARRANTHOLDERS SHOULD ACCEPT OR REJECT
THE WARRANT OFFERS

September 30, 2004

Notice to United States Shareholders and Warrantholders

     The tender offers by Rogers Wireless Inc. are made for the securities of a foreign issuer and, while the offers are subject to disclosure requirements of Canada, shareholders and warrantholders should be aware that these requirements are different from those of the United States.

     The enforcement by shareholders and warrantholders of civil liabilities under U.S. securities laws may be affected adversely by the fact that the issuer is located in a foreign country and that some or all of its officers and directors are residents of a foreign country.

Availability of disclosure documents

     Microcell Telecommunications Inc. (“Microcell”) is a reporting issuer or equivalent in all provinces of Canada and files its continuous disclosure documents and other documents with the Canadian provincial securities authorities. Continuous disclosure documents are available at www.sedar.com. Microcell files annual reports and other information with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Exhibit (a)(1)

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	5
DIRECTORS’ CIRCULAR	6
MICROCELL	6
Business of Microcell	6
Share Capital	7
BACKGROUND OF ROGERS OFFERS AND RESPONSE OF MICROCELL	7
The TELUS Offers	7
Steps taken in response to and developments since the TELUS Offers	7
The Rogers Offers	8
DIRECTORS’ RECOMMENDATIONS	10
Reasons for recommendation as to Share Offers	10
Reasons for no recommendation as to Warrant Offers	12
AGREEMENTS WITH ROGERS	14
Confidentiality and Standstill Agreement	14
Support Agreement	14
COMPETITION MATTERS	21
SHAREHOLDER RIGHTS PLAN	22
OWNERSHIP OF SECURITIES BY DIRECTORS AND SENIOR OFFICERS OF MICROCELL	22
PRINCIPAL HOLDERS OF SECURITIES	24
INTENTIONS WITH RESPECT TO THE ROGERS OFFERS	24
TRADING IN SECURITIES	24
ISSUANCES OF SECURITIES	30
OWNERSHIP OF SECURITIES OF ROGERS	31
TRADING PRICES	31
RELATIONSHIP BETWEEN ROGERS AND DIRECTORS AND SENIOR OFFICERS OF MICROCELL	31
ARRANGEMENTS BETWEEN MICROCELL AND ITS DIRECTORS AND SENIOR OFFICERS	32
STOCK OPTION MATTERS	33
ENGAGEMENT OF FINANCIAL ADVISORS	33
OTHER INFORMATION	35
STATUTORY RIGHTS	35
APPROVAL OF THE CIRCULAR	35
J.P. MORGAN SECURITIES INC. CONSENT	40
N M ROTHSCHILD & SONS CANADA SECURITIES LIMITED CONSENT	40
OPINIONS	41
CERTIFICATE	47

FORWARD-LOOKING STATEMENTS

     This Directors’ Circular contains forward-looking statements that are based on expectations and estimates. Forward-looking statements may be identified by the use of forward-looking terminology such as believe, intend, may, will, expect, estimate, anticipate, continue or similar terms, variations of those terms or the negative of those terms. Statements that are not historical facts, including statements about Microcell’s beliefs and expectations, are forward-looking statements. These statements contain potential risks and uncertainties, and actual results may therefore differ materially. Except for ongoing obligations to disclose material information under applicable securities laws, Microcell undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

     Important factors that may affect these expectations include, but are not limited to: changes in the Canadian economy and in Canadian and U.S. capital markets; changes in competition in our markets; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in applicable foreign ownership restrictions; pending and future litigation; availability of future financing; unanticipated changes in expected growth of the number of subscribers; radio emission concerns; exchange rate fluctuations; penetration and churn rates; the mix of products and services offered in our markets; whether competing bids or other transactions emerge; whether the conditions of any proposed transaction are met; and other factors discussed herein and those detailed from time to time in Microcell’s filings with the securities regulatory authorities in Canada and the United States. You should evaluate any statements in light of these important factors.

DIRECTORS’ CIRCULAR

     This Directors’ Circular (“Circular”) is issued by the Board of Directors of Microcell Telecommunications Inc. (“Microcell”) in connection with the offers made by Rogers Wireless Inc. (“Rogers”) to shareholders and warrantholders of Microcell to purchase all of the Class A restricted voting shares (the “Class A Shares”) and the Class B non-voting shares (the “Class B Shares” and collectively with the Class A Shares and shares issuable upon the exercise of options, warrants or other conversion or exchange rights, the “Shares”) (the “Share Offers”) for a consideration of $35.00 per Share, as well as the Warrants 2005 and Warrants 2008 (collectively, the “Warrants” and with the Shares, the “Securities”) of Microcell for a consideration of $15.79 and $15.01 per Warrant, respectively (the “Warrant Offers” and collectively with the Share Offers, the “Rogers Offers”), upon the terms and subject to the conditions set forth in the Rogers Offers and accompanying circular (together, the “Rogers Circular”) of Rogers dated September 30, 2004. Unless otherwise stated, all amounts in this Circular are expressed in Canadian dollars. Unless defined elsewhere, certain terms used in the Circular are defined in the Glossary of this Circular.

MICROCELL

Business of Microcell

     Microcell was incorporated under the CBCA and has been a provider of wireless telecommunications services in Canada since November 1996. Microcell offers a wide range of Personal Communications Services (“PCS”) products to approximately 1.2 million customers. Microcell’s principal place of business is located at 800 de La Gauchetière Street West, Suite 4000, Montreal, Quebec, Canada H5A 1K3 and its registered office is located at 1250 René-Lévesque Blvd. West, 38th floor, Montreal, Quebec, Canada H3B 4W8. Microcell’s telephone number is (514) 937-2121.

     Microcell operates through two wholly-owned subsidiaries: Microcell Solutions Inc. (“Solutions”), the provider of PCS under the Fido® and City Fido® brand names, and Inukshuk Internet Inc. (“Inukshuk”), which is licensed to deploy a broadband wireless access (“BWA”) network to offer high-speed Internet.

     Microcell retails a full line of mobile voice and data products and services through a distribution network composed of more than 4,800 points of sale. These include corporate-owned stores and kiosks as well as third-party outlets. Microcell’s digital network operates on the Global System for Mobile communications (“GSM”) standard. Deployed in over 200 countries and territories, GSM is the most widely used wireless technology in the world, accounting for some 72% of the global wireless communications market with over one billion subscribers. Through agreements with roaming partners, Microcell’s customers can use their voice service in some 158 countries around the world and their general packet radio service (“GPRS”) service in 56 countries. Inukshuk was formed in 1999. Inukshuk holds licences for 98 Megahertz (“MHz”) of spectrum in the 2,500 MHz range to build and operate a Multipoint Communications Systems (“MCS”) network in all Canadian provinces and territories, with the exception of Manitoba and Saskatchewan. Inukshuk’s business is to build a BWA network that will support a broad range of data applications, including wireless high-speed Internet, Voice over Internet Protocol services, as well as home and office networking. In November 2003, Allstream Inc., Inukshuk and NR Communications, LLC announced the creation of a new venture with the aim of using MCS wireless technology to offer integrated high-speed Internet, IP-based voice and local networking services to selected markets in Canada. In March 2004, the new venture launched its first MCS networks in Richmond, a suburb of Vancouver, and in Cumberland, a rural community some 30 kilometres east of downtown Ottawa. Concurrently with the deployment of MCS networks, Microcell launched, in Richmond and Cumberland, its iFido™ service, a residential wireless high speed Internet service. Inukshuk’s commitments to the venture are to transfer its MCS spectrum to the venture, to operate the

MCS network deployed by the venture pending Industry Canada’s approval of the MCS spectrum transfer and to make a cash contribution of up to $6.0 million in the aggregate.

     As at August 31, 2004, Microcell employed approximately 2,591 people across Canada. Microcell’s Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 are listed on the Toronto Stock Exchange (“TSX”) under the respective symbols MT.A, MT.B, MT.WT.A and MT.WT.B.

Share Capital

     The authorized share capital of Microcell consists of an unlimited number of Class A Shares, an unlimited number of Class B Shares, an unlimited number of first preferred shares (issuable in series) and an unlimited number of second preferred shares (issuable in series). As at August 31, 2004, there were 200,669 Class A Shares, 29,518,545 Class B Shares, 3,998,302 Warrants 2005 and 6,163,943 Warrants 2008 outstanding. Each Warrant 2005 and Warrant 2008 entitles its holder to purchase 1.02 Class A Shares or Class B Shares, as the case may be. In addition, as at August 31, 2004, warrants issued to COM Canada, LLC to acquire 3,977,272 additional Class B Shares were outstanding and 1,391,181 options granted to senior officers and certain employees of Microcell were outstanding.

BACKGROUND OF ROGERS OFFERS
AND RESPONSE OF MICROCELL

The TELUS Offers

     On May 13, 2004, Mr. André Tremblay, the President and Chief Executive Officer of Microcell, met with Mr. George Cope, an Executive Vice-President of TELUS and President and Chief Executive Officer of TELUS Mobility, a business segment of TELUS, at the request of Mr. Cope. Mr. Cope informed Mr. Tremblay that TELUS intended to commence the TELUS Offers. Prior to this meeting there had been no discussions between TELUS and Microcell regarding a possible business combination or possible offer by TELUS for the Securities. On the same date, TELUS issued a news release announcing its intention to offer to purchase all the Securities (the “TELUS Offers”).

     On May 16, 2004, the Board of Directors met to discuss the intention of TELUS to make the TELUS Offers and to approve the engagement of J.P. Morgan Securities Inc. (and its affiliate J.P. Morgan Canada Securities Inc.) (“JPMorgan”) and N M Rothschild & Sons Canada Securities Limited (“Rothschild”, and collectively with JPMorgan, the “Financial Advisors”) as financial advisors in connection with, among other things, Microcell’s analysis and consideration of and response to the TELUS Offers, subject to the satisfactory negotiation of financial and other terms. On the same date, the engagement of Stikeman Elliott LLP as legal advisors to Microcell was approved.

     On May 17, 2004, TELUS commenced the TELUS Offers.

Steps taken in response to and developments since the TELUS Offers

     On May 19, 2004, the Board of Directors resolved to form a special committee of the Board of Directors (the “Special Committee”) in order to consider, evaluate and negotiate alternatives to the TELUS Offers and make recommendations to the Board of Directors for its approval. The Special Committee consists of Messrs. André Bureau, James Continenza, Christian Dubé, Gary W. Goertz, Robert F. Latham, Paul McFarlane, Steven D. Scheiwe and Lorie Waisberg. The Board of Directors also resolved on May 19, 2004 to defer the “Separation Time” (as defined in the Rights Plan) under the Rights Plan to a later date to be determined by the Board of Directors.

     Further to the TELUS Offers, the Board of Directors initiated a full strategic review in order to determine the best way to maximize value for all holders of Securities and use the time provided by the Rights Plan to actively pursue all its alternatives. The Special Committee directed the Financial Advisors and management of Microcell to contact TELUS and a number of other parties, in order to evaluate all strategic and financial alternatives available to Microcell. Among the parties so contacted was Rogers Communications Inc. (“RCI”), the majority shareholder of Rogers Wireless Communications Inc. (“RWCI”) and Rogers.

     On May 28, 2004, Microcell mailed to the holders of its Securities a directors’ circular containing the recommendation of the Board of Directors that holders of Securities not tender into the TELUS Offers.

     On May 28, 2004, the engagement of Heenan Blaikie LLP as legal advisors to the Special Committee was approved.

     On June 4, 2004, the Competition Bureau advised TELUS that it was characterizing the transactions contemplated by the TELUS Offers as “very complex” and that very complex merger transactions necessitate substantial assessment and a greater volume of analysis by the Competition Bureau than that which is required in transactions not so characterized.

     On June 22, 2004, the TELUS Offers were extended and varied in certain minor respects. On June 29, 2004, Microcell announced that the Board of Directors confirmed its existing recommendation to holders of Securities not to tender to the TELUS Offers. The TELUS Offers were further extended on July 22, 2004, on August 20, 2004 and, after the announcement of the Rogers Offers, on September 20, 2004. The TELUS Offers are currently open for acceptance until 9 p.m., Toronto time, on October 12, 2004.

     On August 27, 2004, the Minister of Industry (Canada) announced a decision rescinding the mobile spectrum cap policy which limited the amount of radio spectrum that cellular telephone companies can hold.

The Rogers Offers

     As part of the strategic review process initiated by the Board of Directors, Microcell, its legal advisors and its Financial Advisors engaged in discussions, and Microcell entered into confidentiality agreements, with interested parties, including RCI and RWCI. On July 14, 2004, a confidentiality and standstill agreement among Microcell, RCI and RWCI was entered into. RCI and RWCI thereafter examined certain confidential financial, operating and other relevant information in respect of Microcell and were given access to Microcell’s management through formal management presentations.

     On September 3, 2004, RCI and RWCI announced, among other things, that they were considering various corporate initiatives that they might pursue, including reviewing current wireless industry developments and consolidation activities and the related possibility of offering to purchase, alone or with others, shares or assets of Microcell.

     On September 10, 2004, Mr. Nadir H. Mohamed, President and Chief Executive Officer of Rogers and RWCI, contacted Mr. André Tremblay, President and Chief Executive Officer of Microcell, to request a meeting to discuss a potential transaction with Microcell.

     On September 13, 2004, RCI and RWCI announced that AT&T Wireless Services, Inc. agreed that its consent would not be required under their shareholders’ agreement in order for Rogers to offer to purchase or acquire shares or assets of Microcell. On the same date, Mr. Tremblay and Mr. André Bureau, Chairman of the Board of Directors and of the Special Committee, met with Mr. Edward S.

Rogers, Chairman of Rogers and RWCI and Mr. Mohamed. During that meeting, Messrs. Rogers and Mohamed expressed RWCI’s possible interest in making an offer for all the Securities. This meeting was preliminary in nature and details with respect to the terms, including price, of a possible offer were not discussed.

     On September 16, 2004, RCI and RWCI announced that RWCI had made filings with the Competition Bureau regarding Microcell and that it had filed a request for an advance ruling certificate and a short-form pre-merger notification with the Commissioner of Competition relating to a possible offer to acquire all of the Securities.

     On September 17, 2004, Messrs. Rogers and Mohamed met in Montreal with Messrs. Tremblay and Bureau to discuss the terms of a possible transaction and advised them that RWCI wished to proceed with an offer for the Securities on the basis of a consideration of $35.00 per share, subject to reaching agreement on the terms of a support agreement.

     On September 18, 2004, Mr. Tremblay met in Toronto with Mr. Rogers to discuss further the terms of the proposed offers to be made by RWCI.

     On September 18 and 19, 2004, Microcell, with its legal counsel, Stikeman Elliott LLP, and the Special Committee’s legal counsel, Heenan Blaikie LLP, conducted discussions with RWCI and its legal counsel, Fasken Martineau DuMoulin LLP, to negotiate and finalize the terms of the Rogers Offers and the terms of a support agreement.

     Until September 19, 2004, the Financial Advisors and management of Microcell continued to contact interested parties to assess the intention of such parties to propose a transaction with Microcell and to advise that any such proposal should be submitted immediately. No proposal was submitted to Microcell that offers greater value to the holders of Securities than the Rogers Offers.

     The Special Committee was informed of the development and status of negotiations with RWCI at various times between September 17 and September 19, 2004.

     On September 19, 2004, the Special Committee met to review the terms of the Rogers Offers and the terms of a proposed support agreement. Following the Special Committee’s review of the relevant considerations and based upon the advice received from its legal and financial advisors and the opinions of the Financial Advisors to the Board of Directors to the effect that, as at such date and subject to the matters stated in such opinions, the consideration to be received by holders of Shares under the Share Offers was fair, from a financial point of view, to such holders, the Special Committee unanimously concluded that the Share Offers were fair to the holders of Shares and in the best interests of Microcell and determined to unanimously recommend that the Board of Directors recommend that holders of Shares accept the Share Offers.

     On September 19, 2004, the Board of Directors met immediately following the meeting of the Special Committee. At such meeting, the Board of Directors received the report and recommendation of the Special Committee and the opinions of the Financial Advisors. After discussion and consideration of the terms of the proposed support agreement and of the Rogers Offers, the Board of Directors concluded that the Share Offers are fair to the holders of Shares and in the best interests of Microcell and approved the entering into of a support agreement in connection therewith. A support agreement was entered into late on September 19, 2004 in respect of the Rogers Offers (the “Support Agreement”). In accordance with the Support Agreement, the Board of Directors also resolved on such date to waive the application of certain provisions of the Rights Plan to allow RWCI to proceed with the Rogers Offers without any dilutive effects.

     On September 20, 2004, Microcell, RWCI and RCI jointly announced the execution of the Support Agreement.

     Pursuant to the terms of the Support Agreement, the data rooms made available to certain parties by Microcell as part of its strategic review process were closed to all parties other than Rogers, RCI and RWCI. Microcell also requested from each party that signed a confidentiality agreement as part of such process to return or destroy, as applicable, all information it had received concerning Microcell, its subsidiaries and their respective businesses. Certain confidentiality agreements provide for limited exceptions to such obligations to return and destroy confidential information. Furthermore, Microcell has been advised that RWCI assigned all of its rights under the Support Agreement to Rogers which assumed RWCI’s obligations thereunder.

DIRECTORS’ RECOMMENDATIONS

     The Board of Directors has determined that the Share Offers are fair to the holders of Shares and in the best interests of Microcell and therefore recommends that holders of Shares ACCEPT the Share Offers and TENDER their Shares. Holders of Shares are urged to review carefully the factors considered by the Board. See “Reasons for Recommendation as to Share Offers”.

     The Board of Directors is not making a recommendation as to whether the holders of Warrants should accept or reject the Warrant Offers. See “Reasons for No Recommendation as to Warrant Offers”.

Reasons for recommendation as to Share Offers

     The Board of Directors has carefully considered the Share Offers and received the advice of the Financial Advisors and the legal advisors. It has concluded that the Share Offers are fair to the holders of Shares. In making its recommendation, the Board of Directors has relied on the following reasons, among others, and holders of Shares are urged to carefully consider the reasons of the Board of Directors for such recommendation. In the Board’s opinion, it is not possible to assign any particular weight to each factor it considered in order to make its recommendation.

     Opinions of Financial Advisors

     Each of the Financial Advisors has delivered a written opinion to the Board of Directors dated September 19, 2004 to the effect that, as at such date and based upon and subject to the matters stated therein, the consideration to be received by the holders of Shares under the Share Offers is fair, from a financial point of view, to such holders. The opinions of the Financial Advisors are reproduced in full at the end of this Directors’ Circular.

     Premium to TELUS Offers; Premium to pre-announcement prices

     The consideration per Share offered pursuant to the TELUS Offers is $29.00 per Class A Share and per Class B Share. The consideration per share under the Share Offers is $35.00 per Class A Share and per Class B Share, which represents a premium of 20.7% over the consideration per Share offered pursuant to the TELUS Offers.

     The consideration per Share of $35.00 offered pursuant to the Share Offers also represents a 13.27% and 12.69% premium respectively over the closing prices of the Class A Shares and Class B Shares on the Toronto Stock Exchange (“TSX”) on Friday, September 3, 2004, the last trading day prior to the public announcement by RCI and RWCI of the possibility of offering to purchase alone or with others the shares or assets of Microcell.

     The consideration per Share offered pursuant to the Share Offers also represents a premium of 66.7% and 64.7% over the closing prices of each of the Class A Shares and the Class B Shares respectively on the TSX on May 13, 2004, the date of announcement by TELUS of the TELUS Offers.

     Rogers Offers less conditional than TELUS Offers

     The Board of Directors reviewed, with the assistance of the Financial Advisors and the legal advisors, the conditions to the Share Offers under the Support Agreement. The Board of Directors has determined that there are fewer conditions to the Share Offers than to the TELUS Offers and that the conditions to the Share Offers contain fewer discretionary elements and are materially less onerous than the conditions attached to the TELUS Offers. In addition, the condition relating to the clearance to be obtained from the Commissioner of Competition, when read in conjunction with Rogers’ covenant described below under “Competition Matters”, is materially less onerous in the Share Offers than the equivalent condition attached to the TELUS Offers – See “Competition Matters”. As a result, the Board of Directors has determined that the Share Offers provide greater certainty of completion than do the TELUS Offers.

     Superior Proposal permitted

     The terms of the Support Agreement do not prohibit the Board of Directors from fulfilling its fiduciary duties to consider and, in certain circumstances, to approve or recommend a Superior Proposal – See “Support Agreement – Change in Recommendation”.

     The Board of Directors may, under certain circumstances, withdraw or modify in a manner adverse to Rogers its approval or recommendation of the Share Offers or accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal on the basis that such an Acquisition Proposal would constitute a Superior Proposal. In such circumstances, among others, Microcell has agreed to pay to Rogers a termination fee of $45 million. See “Support Agreement – Termination Fee”.

     Furthermore, pursuant to the Support Agreement, if Rogers, in response to any Superior Proposal, agrees to increase the consideration per Security offered under the Rogers Offers, Rogers will pay such increased consideration to each holder of Securities in respect of all Securities tendered, notwithstanding that such Securities have previously been taken up and paid for under the Share Offers.

     Rogers Offers are the best alternative reasonably available under the circumstances

     Following the announcement on May 13, 2004 of the TELUS Offers, the Board of Directors aggressively pursued, with the assistance of its legal advisors and Financial Advisors, alternatives in order to maximize value for holders of Securities. Microcell has been contacted by and has made contact with a number of parties who expressed an interest in pursuing alternative transactions. Microcell entered into confidentiality and standstill agreements with interested parties and had discussions with such parties in order to bring forward additional value maximizing alternative offers. Certain of such interested parties have examined confidential financial, operating and other relevant information in respect of Microcell in data rooms set up for such purposes and were given access to Microcell’s management through formal management presentations. The Financial Advisors invited several interested parties to submit proposals to Microcell. The Board of Directors has also considered a variety of strategic alternatives in response to the TELUS Offers.

     However, no offer for the Securities has been received by Microcell that offers greater value to the holders of Securities than the Rogers Offers such that if the Rogers Offers (or a Superior Proposal) are not consummated, it appears that a superior alternative may not become available to holders of Securities in the immediate future. It is not possible to anticipate what the effect of non-consummation of the Rogers

Offers might be on the trading prices of the Securities. As such, the Rogers Offers represent the best alternative reasonably available to holders of Securities.

     The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but addresses all of the material information and factors considered by the directors in its consideration of the Share Offers.

Reasons for no recommendation as to Warrant Offers

     The Board of Directors is making no recommendation as to whether the holders of Warrants should accept or reject the Warrant Offers.

     In reaching its decision not to make a recommendation as to whether the holders of Warrants should accept or reject the Warrant Offers, the Board of Directors noted that many of the above listed factors for its recommendation in respect of the Share Offers apply equally to the Warrant Offers and considered a number of additional factors.

     No opinion as to fairness of Warrant Offers

     The Financial Advisors have not opined as to the fairness of the Warrant Offers to the holders of the Warrants. Although warrants typically have a value in excess of the underlying shares, the Warrant Offers do not ascribe value to the Warrants in excess of the value of the underlying Shares. The values of the Warrants are determined in part by certain rights that are contingent upon external circumstances (including the occurrence of a “Fundamental Transaction” as defined in the indentures governing the Warrants), which could not be determined at the time the Warrant Offers were made. As such, the values of the Warrants under all possible scenarios, and thus the fairness of the Warrant Offers, cannot be assessed without knowing the response of Microcell’s shareholders to the Share Offers.

     “Fundamental Transaction” under Indentures

     Each of the indentures governing the Warrants 2005 and Warrants 2008 provides that, in the event of a “Fundamental Transaction” (as defined below) in which the holders of the outstanding Shares are to receive consideration solely in the form of cash, each holder of Warrants will be deemed: (i) where such cash consideration is, on a per Share basis, in an amount greater than the exercise price of the Warrants, to exercise its Warrants and be entitled, upon such deemed exercise, to receive the cash consideration which the holder of Warrants would have been entitled to receive had the exercise of Warrants taken place immediately prior to the Fundamental Transaction in question, less the exercise price of the Warrants; or (ii) where the cash consideration is, on a per Share basis, equal to or less than the exercise price of the Warrants, to surrender its Warrants without payment of any consideration. Following such deemed exercise, all Warrants are cancelled and of no further value or effect.

     The definition of “Fundamental Transaction” in the indentures governing the Warrants includes: (i) any reclassification of the Shares at any time outstanding or any change of the Shares into other shares, securities or property of Microcell, or any other capital reorganization of Microcell of similar effect (subject to certain exemptions); (ii) any amalgamation, arrangement, merger or other form of business combination of Microcell with or into any other corporation resulting in any reclassification of the outstanding Shares or change of the Shares into other shares, securities or property of Microcell or such other corporation; and (iii) any sale, lease, exchange or transfer of all or substantially all of the undertaking or assets of Microcell and its subsidiaries to another corporation or entity not wholly-owned by Microcell.

     The Board of Directors understands that Rogers intends to take steps to acquire any Warrants held by holders who do not accept the Warrant Offers by means of a Compulsory Acquisition (as defined below) if available to it or intends to structure any Subsequent Acquisition Transaction (as defined below) if available to it so as to cause a “Fundamental Transaction” to occur for the purposes of the indentures, thereby triggering the deemed exercise provisions described above.

     Therefore, if the conditions of the Rogers Offers are met and Rogers proceeds in implementing a Fundamental Transaction, each holder of Warrants will be deemed to have exercised its Warrants and be entitled, upon such deemed exercise, to receive the cash consideration which the holder of Warrants would have been entitled to receive had the exercise of Warrants taken place immediately prior to the Fundamental Transaction. The Board of Directors notes that the consideration offered to holders of Warrants under the Warrant Offers is equal to the consideration that would be received by such holders in the event of a Fundamental Transaction.

     Rogers Offers conditional upon 66-2/3% tender, subject to waiver

     The Rogers Offers are conditional upon, among other conditions, such number of Securities as represent 66-2/3% of the Shares on a fully-diluted basis being tendered into the Rogers Offers and not withdrawn. If such condition is not satisfied, Rogers is entitled to waive it provided that 50.1% of the Shares on a fully-diluted basis are tendered and not withdrawn, failing which waiver the Rogers Offers may never be completed.

     Liquidity Opportunity

     The liquidity opportunity provided by the Rogers Offers is equally available to the holders of Warrants as it is to the holders of Shares.

     Alternatives under the circumstances

     The following alternatives are available to the holders of Warrants.

(a)	accept the Warrant Offers and tender the Warrants in exchange for cash consideration; or

(b)	reject the Warrant Offers and continue to hold the Warrants. As set forth above, the Board of Directors understands that, conditional upon a successful completion of the Rogers Offers, RWCI intends to take steps to acquire the Warrants not tendered under the Warrant Offers; or

(c)	subject to the U.S. Registration Statement becoming effective, exercise the Warrants, acquire Class A Shares or Class B Shares prior to completion of the Warrant Offers and accept or reject the Rogers Offers.

     In light of the alternatives available to the holders of Warrants and the matters stated above, the Board of Directors determined that it would make no recommendation as to the Warrant Offers. Holders of Warrants are encouraged to consider the alternatives available to them and consult with their advisors to determine which alternative meets their investment needs.

     The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but addresses the material information and factors considered by the Directors in its consideration of the Warrant Offers.

ALTERNATIVES TO THE ROGERS OFFERS

     Other than as disclosed in this Circular, there are no negotiations currently undertaken by Microcell or that are underway in response to the Rogers Offers that relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving Microcell or any subsidiary of Microcell; (b) the purchase, sale or transfer of a material amount of assets by Microcell or any subsidiary of Microcell; (c) an issuer bid or other tender offer for or other acquisition of securities by or of Microcell or any subsidiary of Microcell; or (d) any material change in the present capitalization or dividend policy of Microcell.

     Except as described in this Circular, there are no transactions, Board of Directors’ resolutions, agreements in principle or signed contracts in response to the Rogers Offers that relate to or would result in one or more of the events referred to in the preceding paragraph.

AGREEMENTS WITH ROGERS

Confidentiality and Standstill Agreement

     On July 14, 2004, a confidentiality and standstill agreement was entered into among Microcell, RCI and RWCI pursuant to which RCI and RWCI agreed, subject to certain exceptions, to hold confidential all information of Microcell made available to it and its representatives, to not solicit for employment the employees of Microcell and its subsidiaries for a period of 12 months from the date of such agreement and not to acquire or propose to acquire, without the consent of the Board of Directors, any debt or securities of Microcell for a period of 6 months from the date of such agreement.

Support Agreement

     On September 19, 2004, Microcell and RWCI entered into the Support Agreement, under which RWCI agreed to make the Rogers Offers. Pursuant to the Support Agreement, RWCI is permitted to assign all or any part of its rights and/or obligations under the Support Agreement to a wholly-owned subsidiary, provided that RWCI remains jointly and severally liable with the assignee for any of its obligations under the Support Agreement. Microcell has been advised that RWCI assigned all of its rights and obligations under the Support Agreement to Rogers. Below is a summary of the Support Agreement. A copy of the Support Agreement can be obtained on www.sedar.com.

Conditions of the Rogers Offers relating to Class A Shares

     The Support Agreement provides that the Share Offer relating to the Class A Shares will be subject to the conditions described below.

(a)	There shall have been validly tendered and not withdrawn, at the expiry of the Rogers Offers:

(i)	such number of Class A Shares which represents at least 66-2/3% of the Class A Shares outstanding;

(ii)	such number of Class B Shares which represents at least 66-2/3% of the Class B Shares on a partially-diluted basis; and

(iii)	such number of Securities which represents at least 66-2/3% of the Shares on a fully-diluted basis;

(b)	The Competition Act Clearance and the approval of the Minister of Industry (Canada) of the change of control of Microcell and its subsidiaries in respect of the spectrum licenses held by Microcell and/or its subsidiaries shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated or waived, each on terms and conditions satisfactory to Rogers, acting reasonably;

(c)	no act, action, suit or proceeding shall have been taken before or by any domestic or foreign court or tribunal or governmental agency or department or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere which has a Material Adverse Effect;

(d)	there shall not exist any prohibition at law, including a cease trade order, injunction or other prohibition or order at law or under applicable legislation, against Rogers making or maintaining the Rogers Offers or taking up and paying for Securities tendered under the Rogers Offers or completing a Compulsory Acquisition or any Subsequent Acquisition Transaction;

(e)	there shall not have occurred (or if there shall have occurred prior to the commencement of the Rogers Offers, there shall not have been generally disclosed or disclosed as part of the data rooms or Rogers shall not otherwise be aware of) any change having a Material Adverse Effect;

(f)	Microcell shall not have breached any of its covenants or other agreements set out in the Support Agreement or where such breach occurred, it shall have been cured within 15 days after written notice of such breach was given to Microcell;

(g)	all of the representations and warranties of Microcell made in or under the Support Agreement shall be true and correct (for representations or warranties qualified as to materiality, true and correct in all respects, and for all other representations and warranties, true and correct in all material respects) as of the Effective Date and with the same effect as if made at and as of the Effective Date (except to the extent such representations and warranties speak solely of an earlier date, in which event such representations and warranties shall have been true and correct as of such earlier date, and except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by the Support Agreement) and Rogers shall have received a certificate to that effect of Microcell signed by the chief executive and chief financial officers on its behalf without personal liability; and

(h)	there shall have not occurred and be continuing a material adverse change or disruption in the financial, banking or capital markets generally that prevents or makes impractical the funding of Rogers’s credit facilities for the financing of the Rogers Offers from parties dealing at arms’ length with Rogers.

Conditions of the Rogers Offers relating to Class B Shares and the Warrant Offers

     The Support Agreement provides that the Rogers Offers relating to the Class B Shares and the Warrants will be subject to the condition that, at the Expiry Time, Class A Shares shall have previously been purchased pursuant to the Class A Share Offer or are then being purchased under the Class A Share Offer.

Waivers of conditions

     The Support Agreement provides that Rogers may waive any condition to the Rogers Offers, provided that Rogers may not, without the prior written consent of Microcell: (i) modify or amend any of the conditions to the Rogers Offers, (ii) add any other conditions to the Rogers Offers, or (iii) waive the condition set forth in paragraph (a) above under “Conditions to the Rogers Offers relating to the Class A Shares” unless at least 50.1% of the Shares, on a fully-diluted basis, have been validly tendered and not withdrawn at the Expiry Time.

Cease Negotiations

     Pursuant to the Support Agreement, Microcell has agreed: (a) immediately to cease and cause to be terminated any existing discussions or negotiations with any parties (other than Rogers) with respect to any potential Acquisition Proposal; (b) not to release or permit the release of any third party from or waive any confidentiality, non-solicitation or standstill agreement to which such third party is a party; and (c) immediately to cease to provide any other party with access to information concerning Microcell and its subsidiaries and request the return or destruction of all confidential information provided to any third party that has entered into a confidentiality agreement with Microcell relating to any potential Acquisition Proposal.

No Solicitation

     Microcell has agreed that it will not, directly or indirectly, through any of its officers, directors, employees, representatives or agents or those of any of its subsidiaries (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. Subject to the terms of the Support Agreement and applicable law, Microcell has also agreed that the Board of Directors will not (i) withdraw or modify in a manner adverse to Rogers its approval of the transactions contemplated by the Support Agreement, or (ii) accept or approve or recommend any Acquisition Proposal or cause Microcell to enter into any agreement related to any Acquisition Proposal.

     Notwithstanding the foregoing, Microcell may provide another person with non-public information relating to Microcell or its subsidiaries if it receives a written request for such information in connection with an Acquisition Proposal from a person who has made or intends to make an Acquisition Proposal and the Board of Directors determines in good faith, after consultation with the Financial Advisors and outside legal advisors that (i) the failure to provide such information would be inconsistent with the board’s fiduciary duties to shareholders of Microcell, and (ii) such proposal, if consummated in accordance with its terms, would be reasonably likely to result in a Superior Proposal. In any such case, Microcell may only provide the information in question subject to (i) entering into a confidentiality agreement containing a standstill provision substantially similar to that contained in the confidentiality agreement entered into with Rogers, and (ii) providing Rogers with a list of or copies of the information and access to similar information as that provided to such person, except to the extent such information was already provided or made available to Rogers.

Notice of Acquisition Proposals

     Microcell must provide Rogers with a copy of (i) any written notice from any person informing Rogers that such person is considering making, or has made, an Acquisition Proposal or (ii) any Acquisition Proposal (or any amendment thereto), in each case as soon as practicable after it is received by Microcell.

Change in Recommendation

     If Microcell receives an Acquisition Proposal, it may withdraw or modify in a manner adverse to Rogers its approval or recommendation of the Share Offers or accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal on the basis that such an Acquisition Proposal would constitute a Superior Proposal, subject to the following conditions:

(a)	Microcell must have given notice to Rogers of its intention to do so, which notice shall disclose the fees and expenses payable to Microcell’s financial advisors in respect of the completion of such Acquisition Proposal together with, in the case of an Acquisition Proposal that includes non-cash consideration, the value or range of values attributed by the Board of Directors in good faith to such non-cash consideration after consultation with its financial advisors;

(b)	Microcell must have complied with the provisions of the Support Agreement summarized above regarding ceasing negotiations, non-solicitation, and notice to Rogers in respect of any Acquisition Proposal;

(c)	Microcell must not be in default under the Support Agreement in respect of certain covenants concerning the conduct of the affairs of Microcell, including refraining from (i) paying dividends, (ii) granting options, (iii) redeeming Securities, (iv) subdividing or reclassifying any Securities, or (v) amending its articles or by-laws or those of its subsidiaries, in each case, prior to the Effective Date or the withdrawal of the Rogers Offers or termination of the Support Agreement pursuant to its terms; and

(d)	five business days (a “business day” being defined in the Support Agreement as any day on which banks in each of the Cities of Montreal or Toronto are open for business, and such five business day period being defined for the purposes of this summary as the “Response Period”) must have elapsed from the later of (i) the date Rogers received the notice from Microcell of the Acquisition Proposal, and (ii) the date Rogers was provided with a copy of such Acquisition Proposal.

Right to Match

     During the Response Period, Rogers may, but is not required to, offer in writing to amend the terms of the Support Agreement. If it does so, then the Board of Directors must review any such amended offer in good faith, in consultation with its financial and outside legal advisors. If the Board of Directors determines as a result of this review that the Acquisition Proposal would thereby cease to be a Superior Proposal, it must cause Microcell to enter into an amendment to the Support Agreement reflecting the amended offer by Rogers. If the Board of Directors continues to believe that the Acquisition Proposal would nonetheless remain a Superior Proposal, it may cause Microcell to reject the offer to amend the terms of the Support Agreement and terminate the Support Agreement, subject to the payment a termination fee. See “Termination Fee” below.

Termination Fee

     If the Support Agreement is terminated as a result of any of the following events (each, a “Termination Fee Event”), Microcell has agreed to pay a termination fee equal to $45 million (the “Termination Fee”) to Rogers by bank draft or wire transfer no later than the first business day following the Termination Fee Event:

(a)	prior to the Effective Date, the Board of Directors withdraws or modifies in a manner adverse to Rogers its approval or recommendation of the Share Offers and makes a public announcement to that effect;

(b)	prior to the Effective Date, the Board of Directors recommends any Superior Proposal and makes a public announcement to that effect; or

(c)	prior to the Effective Date, the Board of Directors fails to reaffirm its recommendation of the Share Offers by press release within a reasonable time after the public announcement or commencement of any Acquisition Proposal (or in the event that the Rogers Offers are scheduled to expire, prior to the scheduled expiry of the Rogers Offers);

provided in each case that Rogers is not in default in the performance of its material obligations under the Support Agreement.

Additional Fee Obligation

     In the event the Support Agreement is terminated without payment of the Termination Fee and an Acquisition Proposal is completed within four months after termination of the Support Agreement at a price per Class A Share and Class B Share greater than under the Share Offers, a fee of $45 million is payable to Rogers by Microcell provided Rogers is not in breach of the Support Agreement and the Competition Act Clearance has been obtained.

Representations, Warranties and Covenants of Microcell

     The Support Agreement contains customary representations and warranties on the part of Microcell relating to, among other things: the approval of the Board of Directors of the Rogers Offers and the Support Agreement and determination of the fairness of the Share Offers; the Board of Directors having resolved to waive the application of the Rights Plan to the Rogers Offers; Microcell’s corporate status and reporting issuer status; Microcell’s authority to enter into the Support Agreement; Microcell’s capitalization; and the absence of conflict between the Support Agreement and any law, regulatory approval or agreement to which Microcell or its subsidiaries is subject or to which it is a party. The representations and warranties also address various matters relating to the business, operations and properties of Microcell and its subsidiaries including: the accuracy of Microcell’s financial statements; the absence of undisclosed litigation that would have a Material Adverse Effect; tax matters; environmental matters; labour matters; the absence of material undisclosed liabilities and of any Material Adverse Effect on Microcell since June 30, 2004; licences; insurance; employment matters; and compliance with applicable laws.

     The Support Agreement also contains customary negative and positive covenants by Microcell. Among other things, Microcell has agreed: to conduct its business in the ordinary course, unless otherwise required under the Support Agreement; to use reasonable commercial efforts to comply promptly with all material legal requirements applicable to Microcell and its subsidiaries; subject to compliance with applicable competition laws, to promptly advise Rogers orally and in writing of any change which becomes known to the senior officers of Microcell which would have a Material Adverse Effect; and subject to compliance with applicable competition laws, to consult on an ongoing basis with Rogers in order that the representatives of Rogers will become more familiar with the philosophy and techniques of Microcell and its subsidiaries as well as with their respective businesses and financial affairs. In addition, Microcell has given the following covenants in respect of the specific transactions contemplated by the Support Agreement:

(a)	if Rogers takes up and pays for Securities pursuant to the Rogers Offers, Microcell will assist Rogers in connection with any Compulsory Acquisition or Subsequent Acquisition Transaction to acquire the remaining Securities, provided that the consideration offered in connection with the Subsequent Acquisition Transaction for each class of Securities is at least equal to the consideration offered under the Rogers Offers;

(b)	subject to obtaining an irrevocable and complete discharge in favour of each member of the Board of Directors and confirmation that a six-year “run-off” directors and officers’ liability insurance coverage has been secured and maintained by Rogers for such members of the board, and provided that Rogers has taken up and paid for at least two-thirds of the outstanding Shares, Microcell will use its reasonable commercial efforts to cause such members of the Board of Directors to resign as Rogers may require, at the time and in the manner requested by Rogers, as of the Effective Date, with a nominee of Rogers to be appointed to the board immediately after each such resignation. In the event that less than two-thirds of the outstanding Shares but more than 50.1% of the outstanding Shares on a fully-diluted basis are taken up and paid for by Rogers, Microcell shall use its reasonable commercial efforts to cause a majority of the members of the Board of Directors to resign, with a nominee of Rogers to be appointed immediately after each such resignation;

(c)	Microcell will recommend that holders of Shares accept the Share Offers and not act, or fail to act, in any way that might reasonably be expected to discourage such holders from accepting the Share Offers and, except as permitted by the Support Agreement or as required by applicable laws, not withdraw such recommendation;

(d)	Microcell will use all reasonable efforts to cause each holder of options (the “Options”) under the stock option plan of Microcell adopted on May 1, 2003 (the “Stock Option Plan”), entitlements under the Stock Option Plan, warrants issued to COM Canada, LLC or Warrants to exercise same (including, as regards Options or such entitlements, through application of acceleration of vesting) or to surrender same for cash or Shares in accordance with the terms thereof; provided that in connection with any acceleration of the vesting of Options caused by Microcell for such purpose, the original vesting thereof shall revert six months after the Effective Date in respect of any such Options that remain outstanding;

(e)	Microcell will apply for and use all reasonable efforts to obtain or assist Rogers in obtaining, as the case may be, all required regulatory and other approvals and clearances other than Competition Act Clearance, relating to Microcell and its subsidiaries and make all necessary filings and notifications in order to permit the transactions contemplated by the Support Agreement to proceed together with all consents and other approvals of third parties as may be necessary or desirable for the consummation of such transactions;

(f)	Microcell will use all reasonable efforts to assist Rogers in securing Competition Act Clearance; and

(g)	Microcell will use all reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting the property or assets of Microcell or any of its subsidiaries and, in co-operation with Rogers, the Support Agreement or the consummation of the transactions contemplated thereby.

Representations, Warranties and Covenants of Rogers

     The Support Agreement contains customary representations and warranties of Rogers relating to: corporate status; authority to enter into the Support Agreement; the absence of conflict between the

Support Agreement and any law applicable to Rogers, any material agreement to which it is party, or its constating documents; and the sufficiency of Rogers’s resources and financial capabilities for the purpose of completing the Rogers Offers.

     Furthermore, Rogers has covenanted, among other things:

(a)	to apply for and use all reasonable efforts to obtain all required regulatory and other approvals and clearances other than Competition Act Clearance, and make all necessary filings and notifications in order to permit the transactions contemplated by the Support Agreement to proceed together with all consents and other approvals of third parties as may be necessary or desirable for the consummation of such transactions;

(b)	to use all reasonable efforts to secure Competition Act Clearance, subject to its covenant as described under “Competition Matters” below;

(c)	to use all reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting the Support Agreement or the consummation of the transactions contemplated thereby;

(d)	to take up the Securities tendered under the Rogers Offers and pay for such Securities as soon as practicable after, and in any event within two business days of, the first date on which Rogers is permitted to do so under applicable securities laws, provided that all of the conditions of the Rogers Offers are either satisfied or, if applicable, waived at or prior to the expiry of the Rogers Offers;

(e)	in the event that Rogers increases the consideration per Security offered under the Rogers Offers, to pay such increased consideration to each holder of Securities in respect of all Securities tendered, notwithstanding that such Securities have previously been taken up and paid for by Rogers; and

(f)	following the Effective Date, to cause Microcell to duly and timely perform its obligations pursuant to (i) the compensation policy of Microcell in respect of its directors and (ii) Microcell’s employment arrangements with its officers and employees.

Compulsory Acquisition or Subsequent Acquisition Transaction

     Under the Support Agreement, Rogers has agreed that if it takes up and pays for Securities pursuant to the Rogers Offers, it will use all commercially reasonable efforts to acquire the remaining Securities, within a period not exceeding 120 days after the date of completion of the Rogers Offers. Any such acquisition will be for a consideration equal to the consideration under the Rogers Offers for each class of Securities and will be structured as either a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Termination by Microcell

     Microcell may, when not in default in the performance of its material obligations under the Support Agreement or in breach of its representations and warranties contained thereunder, terminate its obligations under the Support Agreement by written notice to Rogers if:

(a)	the Rogers Offers (or any amendments thereto) do not conform in all material respects with the description of the Rogers Offers set out in the Support Agreement;

(b)	Rogers has not taken up and paid for the Securities by January 1, 2005, subject to the right of either party to postpone such date by 30 days if certain regulatory approvals have not been obtained, by giving written notice to the other party to that effect no later than 5:00 p.m. (Montreal time) on the date that is 15 days prior to the date originally set as the “Outside Date” prior to any postponement thereof, or such other date as may be agreed to by the parties (the “Outside Date”);

(c)	the Rogers Offers have expired or been withdrawn in accordance with their terms without Rogers having purchased any Securities as a result of the failure of any of the conditions set forth in Support Agreement;

(d)	Securities tendered under the Rogers Offers have not been taken up and paid for on or before the date that is two business days after the expiry date of the Rogers Offers (as they may have been extended) for any reason whatsoever other than that all the terms and conditions of the Rogers Offers have not been complied with or, to the extent permitted, waived by Rogers;

(e)	a Termination Fee Event has occurred and Microcell has paid to Rogers all applicable Termination Fees; or

(f)	Rogers has breached any of its representations, warranties, covenants or other agreements contained in the Support Agreement and such breach is not cured within 15 days after written notice of the breach has been given to Rogers by Microcell.

Termination by Rogers

     Rogers may, when not in default in the performance of its material obligations under the Support Agreement, terminate its obligations under the Support Agreement by written notice to Microcell if:

(a)	Rogers has not taken up and paid for the Securities on or prior to the Outside Date;

(b)	a Termination Fee Event has occurred;

(c)	the Rogers Offers have expired or been withdrawn in accordance with their terms without Rogers having purchased any Securities as a result of the failure of any of the conditions set forth in Support Agreement;

(d)	Microcell has breached any of its representations, warranties, covenants or other agreements contained in the Support Agreement and such breach is not cured within 15 days after written notice of the breach has been given to Microcell by Rogers; or

(e)	Competition Act Clearance cannot be secured except by divesting or agreeing to divest all of the Securities or all or substantially all of the assets of Microcell and its subsidiaries.

COMPETITION MATTERS

Pursuant to the Support Agreement, if the Commissioner of Competition advises Rogers that she has concerns about the competitive impact of the transactions contemplated by the Rogers Offers, but that Competition Act Clearance will be given if certain steps are taken to resolve those concerns, Rogers must take any steps necessary to secure Competition Act Clearance (including negotiating, offering to take and, if such offer is accepted, effecting by consent agreement or order, hold separate arrangement, undertaking or otherwise, the divestiture of assets, or undertaking of any form of behavioural remedy, not including however the divestiture of all of the Securities or all or substantially all of the assets of

Microcell and its subsidiaries), so as to enable the Rogers Offers to be completed prior to the Outside Date. Subject to the foregoing obligations, Rogers is entitled, either before and/or after the Outside Date or the date on which the Securities are taken up, to challenge before the Commissioner of Competition, the Competition Tribunal and/or a court any position(s) taken by the Commissioner of Competition.

SHAREHOLDER RIGHTS PLAN

     The Rights Plan was implemented on May 1, 2003 as part of the re-capitalization transactions of Microcell. The Rights Plan was not proposed or implemented in response to, or in anticipation of, any pending, threatened or proposed acquisition or take-over. The expiry time of the Rights Plan, which is the close of business on May 1, 2006, was approved at the most recent meeting of shareholders of Microcell, held on May 5, 2004. The Rights Plan is available upon request and on www.sedar.com.

     On September 19, 2004, the Board of Directors resolved to waive the application of certain provisions of the Rights Plan to allow Rogers to proceed with the Rogers Offers without any dilutive effects as would otherwise result under the Rights Plan without such waiver.

OWNERSHIP OF SECURITIES BY

DIRECTORS AND SENIOR OFFICERS OF MICROCELL

     The following tables set out the names and positions with Microcell of each director and senior officer of Microcell and the number, designation and percentage of outstanding Securities beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates, other than options to acquire Shares as set forth under “Issuance of Securities”.

Directors

	Class A Shares		Class B Shares		Warrants 2005		Warrants 2008
		% of		% of
	Number	Outstanding	Number	Outstanding	Number	% of	Number	% of
	of	Class A	of	Class B	of	Outstanding	of	Outstanding
Name	Shares	Shares	Shares	Shares	Warrants	Warrants	Warrants	Warrants
André Bureau	—	—	2,280	n/a	—	—	—	—
André Tremblay	—	—	14	n/a	1,468	0.04	2,447	0.04
Charles Sirois (1)	5,665	2.8	—	—	669,128	16.7	1,115,214	16.7
James Continenza	—	—	—	—	—	—	—	—
Christian Dubé	—	—	—	—	600	n/a	—	—
Gary W. Goertz	—	—	—	—	—	—	—	—
Robert F. Latham	—	—	—	—	—	—	—	—
Paul McFarlane	—	—	—	—	—	—	—	—
I. Berl Nadler	—	—	—	—	—	—	—	—
Steven D. Scheiwe	—	—	—	—	—	—	—	—
Lorie Waisberg	—	—	—	—	—	—	—	—

(1)	Includes Securities held by subsidiaries of Telesystem Ltd., ultimately controlled by Mr. Charles Sirois.

     Officers

Name	Class A Shares		Class B Shares		Warrants 2005		Warrants 2008
	Number	% of	Number	% of	Number	% of	Number	% of
	of	Outstanding	of	Outstanding	of	Outstanding	of	Outstanding
	Shares	Shares	Shares	Shares	Warrants	Warrants	Warrants	Warrants
Alain Rhéaume President and Chief Operating Officer of Solutions	—	—	2	n/a	315	n/a	526	0.01
André Tremblay President and Chief Executive Officer	—	—	14	n/a	1,468	0.04	2,447	0.04
Bruno Péloquin Vice-President, Customer Relations and Operations, Solutions	—	—	—	—	—	—	—	—
Carl Dexter Vice-President, Network Services, Solutions	—	—	—	—	—	—	—	—
Dean Proctor Vice-President, Regulatory Affairs	—	—	—	—	—	—	—	—
Gaétan Jacques Vice-President, Human Resources, Administration and Special Projects	—	—	—	—	112	n/a	186	n/a
Jacques Leduc Chief Financial Officer and Treasurer	—	—	—	—	7	n/a	4	n/a
Jocelyn Côté Vice-President, Legal Affairs and Assistant Secretary	—	—	—	—	124	n/a	206	n/a
Michel Cordeau Secretary	—	—	—	—	—	—	—	—
Pierre Bonin Chief Information Officer, Solutions	—	—	6	n/a	677	0.02	1128	0.02
René Bousquet Vice-President, Marketing, Solutions	—	—	—	—	51	n/a	87	n/a
Robert Fortier Vice-President Finance and Corporate Controller	—	—	—	—	5	n/a	8	n/a
Steven Picco Vice-President, Sales, Solutions	—	—	—	—	—	—	—	—

PRINCIPAL HOLDERS OF SECURITIES

     The following table sets forth certain information, to Microcell’s knowledge after reasonable enquiry, regarding current ownership of Securities for each person who is known by Microcell to be the beneficial owner of 10% or more of any of Microcell’s classes of equity securities (each, a “Principal Holder”), other than the 3,977,272 warrants held by COM Canada, LLC.

Name	Class A Shares		Class B Shares		Warrants 2005		Warrants 2008
	Number	% of	Number	% of	Number	% of	Number	% of
	of	Outstanding	of	Outstanding	of	Outstanding	of	Outstanding
	Shares	Shares	Shares	Shares	Warrants	Warrants	Warrants	Warrants
HMC Distressed Investment Offshore Management, L.L.C	17,876	9.0%	5,724,960	19.4%	394,210	9.9%	633,690	9.5%
Wayzata Investment Partners, LLC	—	—	3,893,894	13.2%	—	—	—	—
York Capital Management L.P.	—	—	3,027,846	10.2%	—	—	—	—

INTENTIONS WITH RESPECT TO THE ROGERS OFFERS

     Except for Mr. Charles Sirois who is undecided, each of the directors and senior officers of Microcell has indicated that he currently intends to accept the Rogers Offers, both with respect to Securities currently owned and Shares issuable upon the exercise of options held by such persons. To the knowledge of the directors and senior officers of Microcell, after reasonable enquiry, each of their associates who own Securities has indicated an intention to accept the Rogers Offers. The directors and senior officers of Microcell have been advised that HMC Distressed Investment Offshore Management, L.L.C. and Wayzata Investment Partners, LLC currently intend to accept the Rogers Offers.

TRADING IN SECURITIES

     Except as set forth below, during the six months preceding the date hereof, none of the directors or senior officers of Microcell nor, to the knowledge of the directors and senior officers of Microcell after reasonable enquiry, any of their respective associates has traded any securities of Microcell.

     On April 30, 2004, Microcell issued 4,519,636 Class B Shares at a purchase price of $22 per share pursuant to a rights offering (the “Rights Offering”). On April 30, 2004, Mr. André Bureau exercised all the rights he received pursuant to the Rights Offering and purchased 380 Class B Shares at a purchase price of $22 per share. On April 28, 2004, Mr. André Tremblay, President and Chief Executive Officer indirectly purchased one right issued under the Rights Offering on the TSX for $0.25. On April 30, 2004, Mr. Tremblay exercised ten rights and purchased 2 Class B Shares at a purchase price of $22 per share.

     On April 28, 2004, Mr. Charles Sirois, a director of Microcell, assigned 1,900 of the rights he indirectly received pursuant to the Rights Offering to Capital Communications CDPQ Inc., in accordance with the terms of a pre-existing agreement for consideration of $1.

As of May 1, 2004, all preferred shares that were outstanding as at 5 p.m. (Montreal time) on April 30, 2004, were redeemed by Microcell at a price of $16.39 per preferred share, for total consideration of approximately $1.2 million.

     On May 3, 2004, Microcell issued an aggregate of 2,272,727 Class B Shares to COM Canada, LLC and to COM Canada LLC Irrevocable Trust of 2004 as well as 3,977,272 warrants to COM Canada, LLC to acquire, at a price of $22.00 per share, an additional 3,977,272 Class B Shares.

     Except as set forth in the table below, the directors and senior officers of Microcell have no knowledge, after reasonable enquiry, of any trades in securities of Microcell by the Principal Holders during the six months preceding the date hereof.

Number of Securities
Acquisition (+) /
Name	Date of Trade	Type of Security	Disposition (-)	Price per Security
HMC Distressed Investment Master Fund, Ltd.	April 19, 2004	Class B Shares	+ 47,662	n/a
HMC Distressed Investment Master Fund, Ltd.	April 20, 2004	Class B Shares	+ 48,880	n/a
HMC Distressed Investment Master Fund, Ltd.	April 20, 2004	Class B Shares	+ 11,559	n/a
HMC Distressed Investment Master Fund, Ltd.	April 20, 2004	Class B Shares	+ 50,000	n/a
HMC Distressed Investment Master Fund, Ltd.	April 30, 2004	Class B Shares	+ 7,000	n/a
HMC Distressed Investment Master Fund, Ltd.	May 3, 2004	Class B Shares	+ 41,000	n/a
HMC Distressed Investment Master Fund, Ltd.	May 4, 2004	Class B Shares	+ 965,313	n/a
HMC Distressed Investment Master Fund, Ltd.	May 5, 2004	Class B Shares	+ 40,000	n/a
HMC Distressed Investment Master Fund, Ltd.	May 11, 2004	Class B Shares	+ 30,500	n/a
HMC Distressed Investment Master Fund, Ltd.	June 14, 2004	Class B Shares	- 39,080	n/a
HMC Distressed Investment Master Fund, Ltd.	July 26, 2004	Class B Shares	+ 58,800	n/a
HMC Distressed Investment Master Fund, Ltd.	July 27, 2004	Class B Shares	+15,876	n/a
HMC Distressed Investment Master Fund, Ltd.	July 30, 2004	Class B Shares	+ 14,800	n/a
HMC Distressed Investment Master Fund, Ltd.	August 9, 2004	Class B Shares	+ 19,600	n/a
HMC Distressed Investment Master Fund, Ltd.	August 9, 2004	Class B Shares	+ 49,000	n/a
HMC Distressed Investment Master Fund, Ltd.	August 10, 2004	Class B Shares	+4,900	n/a
HMC Distressed Investment Master Fund, Ltd.	August 10, 2004	Class B Shares	+23,900	n/a
HMC Distressed Investment Master Fund, Ltd.	August 10, 2004	Class B Shares	+49,000	n/a
HMC Distressed Investment Master Fund, Ltd.	August 11, 2004	Class B Shares	+24,500	n/a
HMC Distressed Investment Master Fund, Ltd.	August 13, 2004	Class B Shares	+29,100	n/a
HMC Distressed Investment Master Fund, Ltd.	August 16, 2004	Class B Shares	+30,000	n/a

Number of Securities
Acquisition (+) /
Name	Date of Trade	Type of Security	Disposition (-)	Price per Security
HMC Distressed Investment Master Fund, Ltd.	August 17, 2004	Class B Shares	+32,930	n/a
HMC Distressed Investment Master Fund, Ltd.	August 20, 2004	Class B Shares	+21,265	n/a
HMC Distressed Investment Master Fund, Ltd.	August 27, 2004	Class B Shares	+4,900	n/a
HMC Distressed Investment Master Fund, Ltd.	August 31, 2004	Class B Shares	+4,900	n/a
HMC Distressed Investment Master Fund, Ltd.	September 10, 2004	Class B Shares	+7,350	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	April 20, 2004	Class B Shares	+620	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	April 20, 2004	Class B Shares	+145	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	May 4, 2004	Class B Shares	+12,071	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	June 14, 2004	Class B Shares	+39,080	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	July 26, 2004	Class B Shares	+1,200	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	July 27, 2004	Class B Shares	+324	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	July 30, 2004	Class B Shares	+300	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 9, 2004	Class B Shares	+400	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 9, 2004	Class B Shares	+1,000	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 10, 2004	Class B Shares	+100	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 10, 2004	Class B Shares	+500	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 10, 2004	Class B Shares	+1,000	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 11, 2004	Class B Shares	+500	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 13, 2004	Class B Shares	+600	n/a

			Number of Securities
			Acquisition (+) /
Name	Date of Trade	Type of Security	Disposition (-)	Price per Security
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 17, 2004	Class B Shares	+670	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 20, 2004	Class B Shares	+435	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 27, 2004	Class B Shares	+100	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	August 31, 2004	Class B Shares	+100	n/a
HMC Distressed Investment Master Fund, Ltd., Alpha Sub Fund VI LLC	September 10, 2004	Class B Shares	+150	n/a
York Capital Management L.P./Lyxor/York Fund Limited	May 5, 2004	Class B Shares	+202,030	n/a
York Capital Management L.P./Lyxor/York Fund Limited	May 14, 2004	Class B Shares	-33,671	$31.3891
York Capital Management L.P./Lyxor/York Fund Limited	May 14, 2004	Class B Shares	-9,600	$31.3891
York Capital Management L.P./Lyxor/York Fund Limited	May 14, 2004	Class B Shares	-1,200	$31.3892
York Capital Management L.P./Lyxor/York Fund Limited	May 14, 2004	Class B Shares	-4,200	$31.3890
York Capital Management L.P./Lyxor/York Fund Limited	May 14, 2004	Class B Shares	-2,900	$31.3890
York Capital Management L.P./Lyxor/York Fund Limited	May 14, 2004	Class B Shares	-9,328	$31.3892
York Capital Management L.P./Lyxor/York Fund Limited	September 17, 2004	Class B Shares	+13,556	$33.0715
York Capital Management L.P./Lyxor/York Fund Limited	September 20, 2004	Class B Shares	-13,556	$34.7730
York Capital Management L.P./Lyxor/York Fund Limited	September 20, 2004	Class B Shares	-9,934	$34.7730
York Capital Management L.P./Cavendish Multiple Strategy II	April 1, 2004	Class B Shares	+1,933	$25.0398
York Capital Management L.P./Cavendish Multiple Strategy II	May 5, 2004	Class B Shares	+32,516	n/a
York Capital Management L.P./Cavendish Multiple Strategy II	May 18, 2004	Class B Shares	+8,550	$31.3702

			Number of Securities
			Acquisition (+) /
Name	Date of Trade	Type of Security	Disposition (-)	Price per Security
York Capital Management L.P./Cavendish Multiple Strategy II	May 18, 2004	Class B Shares	+1,425	$31.3396
York Capital Management L.P./Cavendish Multiple Strategy II	May 20, 2004	Class B Shares	+4,275	$31.3389
York Capital Management L.P./Rossburn International	May 5, 2004	Class B Shares	+25,472	n/a
York Capital Management L.P./Rossburn International	May 14, 2004	Class B Shares	-15,208	$31.3891
York Capital Management L.P./Rossburn International	September 10, 2004	Class B Shares	+467	$32.0407
York Capital Management L.P./Rossburn International	September 17, 2004	Class B Shares	+1,715	$33.0717
York Capital Management L.P./Rossburn International	September 20, 2004	Class B Shares	-1,890	$34.7730
York Capital Management L.P.	May 5, 2004	Class B Shares	+270,222	n/a
York Capital Management L.P.	May 14, 2004	Class B Shares	-34,148	$31.3891
York Capital Management L.P.	September 9, 2004	Class B Shares	+15,000	$31.7038
York Capital Management L.P.	September 10, 2004	Class B Shares	+21,802	$32.0400
York Capital Management L.P.	September 17, 2004	Class B Shares	+43,610	$33.0715
York Capital Management L.P.	September 20, 2004	Class B Shares	-43,610	$34.7730
York Capital Management L.P.	September 20, 2004	Class B Shares	-4,450	$34.7730
York Capital Management L.P./York Investment Limited	May 5, 2004	Class B Shares	+918,822	n/a
York Capital Management L.P./York Investment Limited	May 14, 2004	Class B Shares	-11,200	$31.3891
York Capital Management L.P./York Investment Limited	May 14, 2004	Class B Shares	-54,000	$31.3891
York Capital Management L.P./York Investment Limited	May 14, 2004	Class B Shares	-9,402	$31.3891
York Capital Management L.P./York Investment Limited	September 7, 2004	Class B Shares	+25,000	$31.6859
York Capital Management L.P./York Investment Limited	September 8, 2004	Class B Shares	+25,000	$31.6482
York Capital Management L.P./York Investment Limited	September 9, 2004	Class B Shares	+81,000	$31.7038

			Number of Securities
			Acquisition (+) /
Name	Date of Trade	Type of Security	Disposition (-)	Price per Security
York Capital Management L.P./York Investment Limited	September 10, 2004	Class B Shares	+73,264	$32.0400
York Capital Management L.P./York Investment Limited	September 17, 2004	Class B Shares	+176,564	$33.0715
York Capital Management L.P./York Investment Limited	September 20, 2004	Class B Shares	-176,564	$34.7730
York Capital Management L.P./York Select, L.P.	April 1, 2004	Class B Shares	+1,609	$25.0398
York Capital Management L.P./York Select, L.P.	May 5, 2004	Class B Shares	+309,363	n/a
York Capital Management L.P./York Select, L.P.	May 18, 2004	Class B Shares	+81,750	$31.3702
York Capital Management L.P./York Select, L.P.	May 18, 2004	Class B Shares	+13,625	$31.3400
York Capital Management L.P./York Select, L.P.	May 20, 2004	Class B Shares	+40,875	$31.3389
York Capital Management L.P./York Credit Opportunities Fund, L.P.	May 5, 2004	Class B Shares	+479,379	n/a
York Capital Management L.P./York Credit Opportunities Fund, L.P.	May 14, 2004	Class B Shares	-65,000	$31.3891
York Capital Management L.P./HFR Ed Select Fund IV Master Trust DTD	May 5, 2004	Class B Shares	+51,463	n/a
York Capital Management L.P./HFR Ed Select Fund IV Master Trust DTD	May 14, 2004	Class B Shares	-143	$31.3916
York Capital Management L.P./HFR Ed Select Fund IV Master Trust DTD	September 9, 2004	Class B Shares	+4,000	$31.7038
York Capital Management L.P./HFR Ed Select Fund IV Master Trust DTD	September 10, 2004	Class B Shares	+4,467	$32.0401
York Capital Management L.P./HFR Ed Select Fund IV Master Trust DTD	September 17, 2004	Class B Shares	+9,555	$33.0715
York Capital Management L.P./HFR Ed Select Fund IV Master Trust DTD	September 20, 2004	Class B Shares	-9,555	$34.7730
York Capital Management L.P./HFR Ed Select Fund IV Master Trust DTD	September 20, 2004	Class B Shares	-975	$34.7733
York Capital Management L.P./York Select Unit Trust	April 1, 2004	Class B Shares	+13,103	$25.0400
York Capital Management L.P./York Select Unit Trust	May 5, 2004	Class B Shares	+200,040	n/a

			Number of Securities
			Acquisition (+) /
Name	Date of Trade	Type of Security	Disposition (-)	Price per Security
York Capital Management L.P./York Select Unit Trust	May 18, 2004	Class B Shares	+59,700	$31.3702
York Capital Management L.P./York Select Unit Trust	May 18, 2004	Class B Shares	+9,950	$31.3400
York Capital Management L.P./York Select Unit Trust	May 20, 2004	Class B Shares	+29,850	$31.3389
York Capital Management L.P./York Global Value Partners L.P.	May 5, 2004	Class B Shares	+241,994	n/a
York Capital Management L.P./York Global Value Partners L.P.	August 30, 2004	Class B Shares	+5,500	$30.3664
York Capital Management L.P./York Global Value Partners L.P.	September 3, 2004	Class B Shares	+4,400	$30.9900
York Capital Management L.P./York Global Value Partners L.P.	September 9, 2004	Class B Shares	+20,000	$31.7038
York Capital Management L.P./York Global Value Partners L.P.	September 17, 2004	Class B Shares	+25,000	$33.0715

ISSUANCES OF SECURITIES

     Except for options to acquire Shares issued to directors and senior officers of Microcell as set forth in the table below and except as set forth under “Trading in Securities”, no Class A Shares or Class B Shares or securities convertible into Class A Shares or Class B Shares have been issued to the directors or senior officers of Microcell during the two years preceding the date of this Circular.

OPTIONS TO ACQUIRE CLASS B SHARES

		Options to
		acquire
		Class B	Exercise Price
Name and Title	Date of Grant	Shares	per Share
André Tremblay, President and Chief Executive Officer and Director	June 20, 2003	270,000	$10.50
Alain Rhéaume, President and Chief Operating Officer, Solutions	June 20, 2003	160,000	$10.50
Jacques Leduc, Chief Financial Officer and Treasurer	February 12, 2004	25,000	$26.00
	June 20, 2003	85,000	$10.50
Pierre Bonin, Chief Information Officer, Solutions	June 20, 2003	75,000	$10.50
Bruno Péloquin, Vice-President, Customer Relations and Operations, Solutions	June 20, 2003	57,500	$10.50
René Bousquet, Vice-President, Marketing, Solutions	June 20, 2003	34,500	$10.50
	December 11, 2003	20,000	$18.74

OPTIONS TO ACQUIRE CLASS B SHARES

		Options to acquire	Exercise Price per
Name and Title	Date of Grant	Class B Shares	Share
Gaétan Jacques, Vice-President, Human Resources, Administration and Special Projects	June 20, 2003	46,000	$10.50
	December 11,2003	11,500	$18.74
Jocelyn Côté, Vice-President, Legal Affairs and Assistant Secretary	June 20, 2003	40,000	$10.50
Robert Fortier, Vice-President Finance and Corporate Controller	December 11, 2003	20,000	$18.74
	June 20, 2003	20,000	$10.50
Dean Proctor, Vice-President, Regulatory Affairs	June 20, 2003	40,000	$10.50
Carl Dexter, Vice-President, Network Services, Solutions	June 20, 2003	40,000	$10.50
Steven Picco, Vice-President, Sales, Solutions	January 12, 2004	46,000	$19.55

OWNERSHIP OF SECURITIES OF ROGERS

     None of Microcell, the directors or the senior officers of Microcell and, to the knowledge of the directors and senior officers of Microcell after reasonable enquiry, none of their respective associates and none of the Principal Holders owns (directly or indirectly), or exercises control or direction over, securities of Rogers.

TRADING PRICES

     On September 3, 2004, the last trading day prior to the public announcement by RCI and RWCI of the possibility of offering to purchase alone or with others shares or assets of Microcell, the closing prices of the Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 on the TSX were $30.90, $31.06, $11.35 and $10.75, respectively.

     On September 29, 2004 (the last trading day before the date of this Circular), the closing prices of the Class A Shares, Class B Shares, Warrants 2005 and Warrants 2008 on the TSX were $35.50, $35.63, $16.13 and $15.32, respectively.

RELATIONSHIP BETWEEN ROGERS AND DIRECTORS

AND SENIOR OFFICERS OF MICROCELL

     No contracts or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or senior officers of Microcell remaining or retiring from office if the Rogers Offers are successful) have been made or proposed to be made between Rogers and any of the directors or senior officers of Microcell. None of the directors or senior officers of Microcell are directors or officers of Rogers or any subsidiary of Rogers. None of the directors and senior officers of Microcell and none of their respective associates and, to the knowledge of the directors and senior officers of Microcell after reasonable enquiry, none of the Principal Holders has any interest in any material contract to which Rogers is a party.

ARRANGEMENTS BETWEEN MICROCELL

AND ITS DIRECTORS AND SENIOR OFFICERS

     Except as set forth below, no arrangements or agreements have been made or are currently proposed to be made between Microcell and any of its directors or senior officers as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or senior officers of Microcell remaining in or retiring from office if the Rogers Offers are successful.

Employment Arrangements

     Microcell is a party to employment contracts with Mr. André Tremblay, Mr. Alain Rhéaume and Mr. Jacques Leduc which provide that in the event of termination by Microcell without just and sufficient cause, lay-off following a change of control, or resignation within 30 days of a change of control or a constructive dismissal, such individuals are entitled to receive an amount equal to two years’ base salary, increased by their target bonus, and to exercise all vested and unvested options to acquire Shares. Microcell is party to an employment contract with Mr. Jocelyn Côté which provides that in the event of termination by Microcell without just and sufficient cause, lay-off following a change of control, or resignation within 30 days of a change of control or a constructive dismissal, Mr. Côté is entitled to receive an amount equal to eighteen months’ base salary and to exercise all vested and unvested options to acquire Shares. The other executive officers of Microcell are entitled to receive an amount equal to one year’s base salary in the event of termination of their employment by Microcell without just and sufficient cause and upon resignation within a 30-day period following the occurrence of a constructive dismissal. Mr. Pierre Bonin is entitled to exercise all vested and unvested options to acquire Shares in the case of a layoff or resignation within 30 days following a change of control. The Rogers Offers, if consummated, would constitute a change of control under the employment agreements of Messrs. Tremblay, Rhéaume, Leduc, Côté and Bonin.

Directors’ Compensation Policy

     The directors’ compensation policy provides that, if a change of control of Microcell occurs and that a director’s services are terminated within one year after such change of control, then each director terminated, including the Chairman of the Board of Directors, will receive the full amount of any annual retainer payable to that director in that year. The annual retainer of each director, including the Chairman of the Board of Directors, is $35,000. The Chairman of the Board of Directors also receives an additional annual retainer of $150,000. Members of the committees of the Board of Directors (other than the Special Committee) receive an additional annual retainer of $2,000 per year. The chairmen of the human resources, corporate governance and audit committees of the Board of Directors receive an additional annual retainer of $3,000, $3,000 and $6,000 respectively. The annual retainers are payable on a quarterly basis. The Rogers Offers, if consummated, would constitute a change of control under the directors’ compensation policy. No meeting fee is paid to members of the Special Committee for participation in any meeting of the Special Committee.

     On June 11, 2004, the Board of Directors approved the compensation of the members of the Special Committee. Each member of the Special Committee, except for the Chairman, received a fee of $25,000 for his services and the Chairman of the Special Committee received a fee of $35,000 for his services. On September 15, 2004, the Board of Directors approved a revised fee for the members of the Special Committee. Starting October 1, 2004, each member of the Special Committee (except the Chairman) will receive a quarterly fee of $30,000 and the Chairman of the Special Committee will receive a quarterly fee of $45,000.

STOCK OPTION MATTERS

     Under the Stock Option Plan, 30,000 Class A Shares and 2,689,054 Class B Shares are reserved for issuance.

     Options granted under the Stock Option Plan have the terms and conditions, including exercise prices, vesting and expiration, established by the Board of Directors, from time to time, provided that the pricing of options must be in accordance with the requirements of the TSX and cannot be less than the market prices for the Class A Shares and Class B Shares at the time of the grant of options. As at August 31, 2004, 1,391,181 options granted to senior officers and certain employees of Microcell remained outstanding.

     The Stock Option Plan provides that in the event of, among others, a take-over bid (as such term is defined in the Securities Act (Québec)) for all of the Shares or the sale or disposition of all or substantially all of the property and assets of Microcell, the Board of Directors may make such provision for the protection of the rights of the participants in the Stock Option Plan as the Board of Directors, in its discretion, considers appropriate in the circumstances, including changing the date on which any option vests and/or the date on which any option expires under the Stock Option Plan. The Rogers Offers constitute an event entitling the Board of Directors to make such provision.

     The rules adopted by the Board of Directors in respect of the Stock Option Plan also provide that all options shall vest in the event that the participant’s service or employment is terminated without cause within 18 months following a change in control of Microcell. The Rogers Offers, if consummated, would constitute a change in control of Microcell.

     The Board of Directors is evaluating various alternatives to permit holders of options under the Stock Option Plan to participate in the Rogers Offers.

ENGAGEMENT OF FINANCIAL ADVISORS

     Microcell has entered into an engagement letter with JPMorgan and an engagement letter with Rothschild, which provide for compensation for advisory services under similar fee structures payable to each of them as described below. If the Rogers Offers are completed based on the prices offered thereunder, Microcell will be required to pay to the Financial Advisors aggregate fees of approximately $13,400,000, some of which have already been paid.

JPMorgan

     JPMorgan was paid fees for its services as follows: (a) $300,000 upon execution of the engagement letter; and (b) $1,250,000 upon delivery of its opinion in connection with the TELUS Offers. These fees will be credited against the JPMorgan Independence Fee and the JPMorgan Transaction Fee (each as defined below).

     JPMorgan will be paid an additional fee (the “JPMorgan Transaction Fee”) if a Transaction is consummated, or an agreement is entered into which subsequently results in a consummated Transaction, at any time before May 14, 2005. The amount of the JPMorgan Transaction Fee will vary as a function of the value of the Transaction. Based on the prices offered under the Rogers Offers, the JPMorgan Transaction Fee is an aggregate amount of approximately $7,200,000.

     Alternatively to the JPMorgan Transaction Fee, JPMorgan will be paid an additional fee in the amount of $5,000,000 on May 14, 2005 if the TELUS Offers are not consummated by reason of their non-acceptance or approval by the holders of Securities and if, as of such date, no person or group has acquired beneficial ownership of more than 50% of the then outstanding common shares and more than 50% of the aggregate ordinary voting power of Microcell (the “JPMorgan Independence Fee”). In no circumstance will (a) the JPMorgan Independence Fee and the JPMorgan Transaction Fee both become payable; and (b) the JPMorgan Transaction Fee be less than the JPMorgan Independence Fee.

     A “Transaction” includes: (a) the Rogers Offers and any proposed transaction involving Microcell and Rogers; (b) any merger, sale, acquisition, divestiture, joint venture or other business combination or any sale of newly issued shares, with or to any third party other than Rogers; and/or (c) any repurchase of a significant amount of its securities, any recapitalization, or any spin-off, split-off or other extraordinary dividend of cash, securities or other assets to shareholders.

     The JPMorgan Transaction Fee will be calculated as a percentage of the amount of “Consideration” paid in the Transaction. The percentage, which will be within a range of 0.45%-0.60%, increases as the amount of Consideration increases. The term “Consideration” is intended to reflect the implied enterprise value of Microcell and generally refers to the amount or fair market value of the aggregate consideration payable to Microcell or to its shareholders under any Transaction, including in certain circumstances the amount of assumed liabilities.

     In addition, JPMorgan will be reimbursed for its reasonable out-of-pocket expenses, and JPMorgan and certain related persons will be indemnified against certain liabilities.

     Microcell has been advised by JPMorgan that: (i) certain of JPMorgan’s affiliates own approximately 6.6% of the outstanding share capital of Microcell, and certain of JPMorgan’s affiliates are creditors of Microcell and act as agent for certain of Microcell’s lenders, for which JPMorgan has received and continues to receive compensation; (ii) JPMorgan and its affiliates have, in the past, provided financial advisory services to Rogers and for its affiliates, for which JPMorgan received compensation, and certain of JPMorgan’s affiliates are creditors of Rogers and for its affiliates, for which JPMorgan has received and continues to receive compensation and (iii) in the ordinary course of JPMorgan’s businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Microcell or Rogers and for its affiliates for their own account or for the accounts of customers and, accordingly, JPMorgan and such affiliates may at any time hold long or short positions in such securities.

Rothschild

     Rothschild was paid fees for its services as follows: (a) $100,000 upon execution of the engagement letter; and (b) $500,000 upon delivery of its opinion in connection with the TELUS Offers. These fees will be credited against the Rothschild Independence Fee and the Rothschild Transaction Fee (each as defined below).

     Rothschild will be paid an additional fee (the “Rothschild Transaction Fee”) if a Transaction is consummated, or an agreement is entered into which subsequently results in a consummated Transaction, at any time before May 14, 2005. The amount of the Rothschild Transaction Fee will vary as a function of the value of the Transaction. Based on the prices offered under the Rogers Offers, the Rothschild Transaction Fee is an amount of approximately $6,200,000.

     Alternatively to the Rothschild Transaction Fee, Rothschild will be paid an additional fee in the amount of $1,500,000 on May 14, 2005 if the TELUS Offers are not consummated by reason of their non-acceptance or approval by the holders of Securities and if, as of such date, no person or group has acquired beneficial ownership of more than 50% of the then outstanding common shares and more than 50% of the aggregate ordinary voting power of Microcell (the “Rothschild Independence Fee”). In no circumstance will (a) the Rothschild Independence Fee and the Rothschild Transaction Fee both become payable; and (b) the Rothschild Transaction Fee be less than the Rothschild Independence Fee.

     The Rothschild Transaction Fee will be calculated as a percentage of the amount of “Consideration” involved in the Transaction. The percentage, which will be within a range of 0.35%-0.50%, increases as the amount of Consideration increases. The term “Consideration” has the same meaning as described above.

     In addition, Rothschild will be reimbursed for its reasonable out-of-pocket expenses, and Rothschild and certain related persons will be indemnified against certain liabilities.

     Microcell has been advised by Rothschild that Rothschild and certain of its affiliates are currently engaged to provide financial services to Microcell and may in the future be engaged to provide financial services to Microcell and/or to Rogers in the ordinary course of their business, for which services they have received and may in the future receive customary compensation.

OTHER INFORMATION

     Except as disclosed in this Circular, there is no information that is known to the directors which would reasonably be expected to affect the decision of the holders of Securities to accept or reject the Rogers Offers.

STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides holders of Securities with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Shares or Warrants. However, such rights must be exercised within prescribed time limits. Holders of Securities should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE CIRCULAR

     The contents of this Circular have been approved by the Board of Directors and the delivery of this Circular has been authorized by the Board of Directors.

GLOSSARY

The following provides the definition of certain selected terms and expressions used in this Circular.

“Acquisition Proposal” means, other than from Rogers or any issuance of Shares pursuant to the exercise of Warrants or the warrants issued to COM Canada, LLC, any merger, amalgamation, statutory arrangement, recapitalization, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of material assets), liquidation, sale of a material number of shares or rights or interests therein or thereto or similar transactions involving Microcell and/or its subsidiaries, or a written proposal to do so, excluding the Share Offers.

“affiliate” has the meaning ascribed thereto in the Securities Act (Quebec).

“associate” has the meaning ascribed thereto in the Securities Act (Quebec).

“Board of Directors” means the Board of Directors of Microcell.

“business day” means a day, other than a Saturday or Sunday, on which banks are open for business in Montreal, Quebec.

“BWA” means broadband wireless access.

“CBCA” means the Canada Business Corporations Act, as amended from time to time.

“Circular” means this Directors’ Circular dated September 30, 2004.

“Class A Share Offer” means the offer to purchase Class A Shares under the Rogers Offers.

“Class B Share Offer” means the offer to purchase Class B Shares under the Rogers Offers.

“Class A Shares” means Class A restricted voting shares in the capital of Microcell.

“Class B Shares” means Class B non-voting shares in the capital of Microcell.

“Commissioner of Competition” means the Commissioner of Competition appointed under the Competition Act and any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition.

“Competition Act” means the Competition Act (Canada), as amended from time to time.

“Competition Act Clearance” means (a) except where the Commissioner of Competition waives the obligation to file, the filing by Rogers and Microcell of the notifications required under Part IX of the Competition Act; and (b) any one of the following: (i) the issuance of an advance ruling certificate by the Commissioner of Competition under Section 102(1) of the Competition Act in form and substance satisfactory to Rogers acting reasonably, to the effect that the Commissioner of Competition is satisfied that the Commissioner of Competition would not have sufficient grounds on which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated in the Rogers Offers; or (ii) the waiting period(s) under section 123 of the Competition Act shall have expired or been earlier terminated or waived and the Commissioner of Competition shall have advised Rogers (which advice will not have been rescinded or amended), to the satisfaction of Rogers, in its reasonable judgement but subject to Rogers’ obligations under the Support Agreement, that the Commissioner of Competition does not intend to oppose the purchase of the Securities under the Rogers Offers and will not have made or have threatened to make an application under the Competition Act in respect of the purchase of the Securities under the Rogers Offers or in respect of the business or assets of Rogers or Microcell, where such application or threat remains outstanding.

“Competition Tribunal” means the Competition Tribunal established under the Competition Tribunal Act (Canada), as amended.

“Expiry Time” means 5:00 p.m. (Toronto time) on November 5, 2004, or such later time and date as may be fixed by Rogers from time to time.

“GSM” means Global System for Mobile Communication.

“Financial Advisors” means, collectively, JPMorgan and Rothschild.

“Industry Canada” means the Department of Industry (Canada), the Minister therefor and any officer and official thereof.

“Inukshuk” means Inukshuk Internet Inc., an indirect wholly-owned subsidiary of Microcell.

“JPMorgan” means, collectively, J.P. Morgan Securities Inc. and J.P. Morgan Securities Canada Inc.

“JPMorgan Independence Fee” has the meaning set forth under the section titled “Engagement of Financial Advisors”.

“JPMorgan Transaction Fee” has the meaning set forth under the section titled “Engagement of Financial Advisors”.

“Material Adverse Effect” means (a) with respect to Rogers, any change or effect having a material adverse effect on the ability of Rogers to perform its obligations under the Support Agreement or to consummate the transactions contemplated thereby on a timely basis or (b) with respect to Microcell and its subsidiaries, any change or effect having a material adverse effect on the results of operations or financial condition of Microcell and its subsidiaries, on a consolidated basis; provided, however, that with respect to Microcell and its subsidiaries, effects relating to (i) changes in general economic or political conditions or the securities markets, (ii) changes in laws, rules, regulations or orders of any governmental entity or interpretations thereof by any governmental entity or changes in accounting rules, (iii) changes affecting generally the industries in which Microcell or any of its subsidiaries conducts business, (iv) the announcement of the transactions contemplated by the Support Agreement or other communication by Rogers of its plans or intentions with respect to any of the businesses of Microcell or any of its subsidiaries, (v) the consummation of the transactions contemplated by the Support Agreement or any actions by Rogers or Microcell taken pursuant to the Support Agreement, (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (vii) any change in the market price or trading volume of any of the Securities, (viii) any failure by Microcell to meet any earnings estimates of equity analysts, for any period, (ix) any actual or threatened litigation by any security holder, whether by way of class action, derivative proceeding or otherwise arising from allegations of breach of fiduciary duty relating to the Support Agreement or the transactions contemplated thereby or (x) any matter of which Rogers had actual knowledge on the date of the Support Agreement shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred.

“MCS” means Multipoint Communication System.

“MHz” means Megahertz.

“Microcell” means Microcell Telecommunications Inc., a corporation existing under the laws of Canada.

“Outside Date” has the meaning ascribed thereto in the section titled “Support Agreement”.

“PCS” means Personal Communications Services.

“person” means any individual, corporation, firm, group or entity.

“Principal Holder” has the meaning set forth under the section titled “Principal Holders of Securities”.

“RCI” means Rogers Communications Inc., a company governed by the laws of British Columbia.

“Response Period” has the meaning set forth under “Support Agreement” - Change in Recommendation”.

“Right” means a right issued pursuant to the Rights Plan.

“Rights Offering” has the meaning set forth under the section titled “Trading in Securities”.

“Rights Plan” means the Shareholder Rights Plan of Microcell adopted on May 1, 2003.

“Rogers” means Rogers Wireless Inc., a corporation existing under the laws of Canada, which maintains its registered office at 333 Bloor Street East, Toronto, Ontario, M4W 1G9.

“Rogers Circular” means the circular dated September 30, 2004 accompanying the Rogers Offers.

“Rogers Offers” means the offers to purchase dated September 30, 2004 made by Rogers to acquire all of the issued and outstanding Securities.

“Rothschild” means N M Rothschild & Sons Canada Securities Limited.

“Rothschild Independence Fee” has the meaning set forth under the section titled “Engagement of Financial Advisors”.

“Rothschild Transaction Fee” has the meaning set forth under the section titled “Engagement of Financial Advisors”.

“RWCI” means Rogers Wireless Communications Inc., a corporation governed by the laws of Canada.

“Securities” means, collectively, the Shares and the Warrants.

“Shares” means, collectively, Class A Shares and Class B Shares.

“Solutions” means Microcell Solutions Inc., a wholly-owned subsidiary of Microcell.

“Special Committee” has the meaning set forth under the section titled “Background of Rogers Offers and Response of Microcell”.

“Stock Option Plan” means the stock option plan of Microcell adopted on May 1, 2003, as amended or supplemented.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made or received under circumstances that the Board of Directors determines in good faith, after consultation with its Financial Advisors and outside legal advisors, would, if consummated in accordance with its terms, result in a transaction which (A) is more favourable to the holders of Shares from a financial point of view than the transactions contemplated by the Support Agreement and (B) is reasonably capable of completion taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal.

“TELUS” means TELUS Corporation, a corporation existing under the laws of British Columbia, which maintains its registered office at Floor 21, 3777 Kingsway, Burnaby, British Columbia and its executive office at Floor 8, 555 Robson, Vancouver, British Columbia, and for which the telephone number at its executive office is (604) 697-8044.

“TELUS Circular” means the circular dated May 17, 2004 accompanying the TELUS Offers.

“TELUS Offers” means the offers dated May 17, 2004 made by TELUS to acquire all of the issued and outstanding Securities (as defined therein), as heretofore extended and/or varied.

“Termination Fee” has the meaning set forth under the section titled “Support Agreement”.

“Termination Event” has the meaning set forth under the section titled “Support Agreement”.

“Transaction” has the meaning set forth under the section titled “Engagement of Financial Advisors”.

“TSX” means the Toronto Stock Exchange, a division of TSX Inc.

“US Registration Statement” means the registration statement on Form F-1 (File No. 333-110843) filed on November 28, 2003 by Microcell with the U.S. Securities and Exchange Commission pursuant to the United States Securities Act of 1933.

“Warrants” means, collectively, the Warrants 2005 and Warrants 2008.

“Warrants 2005” means warrants of Microcell issued under an indenture dated as of May 1, 2003 entitling holders thereof to purchase with each warrant 1.02 Class A Shares or Class B Shares having a two-year term and an exercise price per share of $19.91.

“Warrants 2008” means warrants of Microcell issued under an indenture dated as of May 1, 2003 entitling holders thereof to purchase with each warrant 1.02 Class A Shares or Class B Shares having a five-year term and an exercise price per share of $20.69.

J.P. MORGAN SECURITIES INC. CONSENT

     We hereby consent to the references to the opinion dated September 19, 2004 of our firm in the cover letter to the circular of the Board of Directors of Microcell Telecommunications Inc. dated September 30, 2004 (the “Circular”) and under the captions “Background of Rogers Offers and Response of Microcell” and “Reasons for Recommendation as to Share Offers” and to the inclusion of the foregoing opinion in the Circular. In providing such consent, except as may be required by securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion.

Dated the 30th day of September, 2004.

J.P. MORGAN SECURITIES INC.

(signed) J.P. Morgan Securities Inc.

N M ROTHSCHILD & SONS CANADA SECURITIES LIMITED CONSENT

     We hereby consent to the references to the opinion dated September 19, 2004 of our firm in the cover letter to the circular of the Board of Directors of Microcell Telecommunications Inc. dated September 30, 2004 (the “Circular”) and under the captions “Background of Rogers Offers and Response of Microcell” and “Reasons for Recommendation as to Share Offers” and to the inclusion of the foregoing opinion in the Circular. In providing such consent, except as may be required by securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion.

Dated the 30th day of September, 2004.
N M ROTHSCHILD & SONS CANADA SECURITIES LIMITED

(signed) N M Rothschild & Sons Canada Securities Limited

OPINIONS

September 19, 2004

The Board of Directors
Microcell Telecommunications Inc.
800 de La Gauchetiere Street West
Suite 4000
Montreal, Quebec
H5A 1K3 Canada

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A restricted voting shares (the “Class A Shares”) and Class B non-voting shares (the “Class B Shares”, including Class B Shares that may become outstanding upon exercise of the Warrants 2005, Warrants 2008 and the COM Canada Warrants of Microcell, and collectively with the Class A Shares, the “Shares”) of Microcell Telecommunications Inc. (the “Company”) of the Consideration (defined below) to be received by such holders in the proposed Transaction (defined below). Pursuant to the Support Agreement, dated September 19, 2004 (the “Agreement”), between Microcell and Rogers Wireless Communications Inc., Rogers Wireless Communications Inc. or a wholly-owned subsidiary (in either case, “Rogers”) will, among other things, commence offers (collectively, the “Offers”) to purchase all of the issued and outstanding Shares for a purchase price of CDN$35.00 per share in cash (the “Consideration”). The Agreement further provides that if the Offers are completed, Rogers intends to acquire any Shares not tendered in the Offers at the same price per share pursuant to a compulsory acquisition under the Canada Business Corporations Act or a Subsequent Acquisition Transaction (as defined in the Agreement) (such acquisition, collectively with the Offers, is referred to as the “Transaction”).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning Microcell and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of Microcell with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and projections prepared by the management of Microcell relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of Microcell with respect to the Transaction, the past and current business operations of Microcell, the financial condition and projections and operations of Microcell, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without the obligation of independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by Microcell or Rogers or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and projections provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Microcell to which such analyses or projections relate. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Shares in the proposed Transaction, and we express no opinion as to the underlying decision by Microcell to engage in the Transaction.

We are acting as financial advisor to Microcell in connection with the Transaction and will receive a fee from Microcell, a significant portion of which is contigent upon completion of the Transaction. Neither we, nor any of our affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Quebec) of Microcell or any of its associates or affiliates. Please be advised that certain of our affiliates own approximately 6.6% of the outstanding capital stock of Microcell, and that certain of our affiliates are creditors of Microcell and act as agent for certain of Microcell’s lenders, for which we have received and continue to receive compensation. There are no understandings, agreements or commitments between us and Rogers with respect to any future business dealings in connection with, or arising out of our acting as Microcell’s financial advisor with respect to, the Transaction. However, certain of our affiliates are creditors of affiliates of Rogers, and we and our affiliates have, in the past, provided financing services to Rogers and certain of its affiliates for which we have received compensation, and we may in the future perform investment banking and commercial banking services for Rogers and certain of its affiliates. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of Microcell or Rogers and its affiliates for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Shares in the proposed Transaction is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of Microcell in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any securityholder of Microcell as to whether any securityholder should tender any Shares pursuant to the Offers or as to how any securityholder should vote on any matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that this opinion may be reproduced in full as an annex to any directors circular mailed to securityholders of Microcell or to the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Microcell with the Securities and Exchange Commission with respect to the Offers.

Very truly yours,

J.P. MORGAN SECURITIES INC.

(Signed) J.P. MORGAN SECURITIES INC.

September 19, 2004

The Board of Directors
Microcell Telecommunications Inc.
800 de La Gauchetière Street West
Suite 4000
Montréal, Québec H5A 1K3 Canada

To the Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A restricted voting shares (the “Class A Shares”) and Class B non-voting shares (the “Class B Shares”, and collectively with the Class A Shares, the “Shares”), including the Class B Shares which may become outstanding upon the exercise of the Warrants 2005, the Warrants 2008 and COM Canada Warrants (collectively with the Shares, the “Securities”), of Microcell Telecommunications Inc. (the “Company”) of the Consideration (defined below) to be received by such holders pursuant to the terms of the proposed Offers (defined below). Pursuant to the Support Agreement dated September 19, 2004 (the “Support Agreement”) between Microcell and Rogers Wireless Communications Inc., Rogers Wireless Communications Inc. or a wholly-owned subsidiary (in either case, “Rogers”) will, among other things, commence offers to purchase all of the Shares for a purchase price of CDN$35.00 per Share in cash (the “Consideration”) and if Rogers takes up and pays for Securities pursuant to the Offers, Rogers intends to acquire any Securities not tendered in the Offers at the same price per share pursuant to a Compulsory Acquisition under the Canada Business Corporations Act or a Subsequent Acquisition Transaction (as defined in the Support Agreement) (collectively, the “Offers”).

We have been retained to provide advice and assistance to the Board of Directors regarding the Offers and the review of strategic alternatives, including the preparation and delivery to the Board of Directors of Microcell of our opinion as to the fairness, from a financial point of view, to the holders of the Shares (the “Shareholders”, including holders of Shares issued upon exercise of the Warrants 2005, the Warrants 2008 and COM Canada Warrants) of the Consideration to be paid by Rogers pursuant to the Offers (the “Opinion”).

Engagement

N M Rothschild & Sons Canada Securities Limited (“Rothschild”) was engaged by Microcell pursuant to an agreement between Microcell and Rothschild (the “Engagement Agreement”) dated May 19, 2004 and effective May 14, 2004.

Credentials of Rothschild

The Rothschild Group is one of the world’s leading independent investment banks with 35 offices in 27 countries. Rothschild’s main activities include investment banking, corporate finance and financial advisory services to public and private corporations and to governments and their agencies. Rothschild is not affiliated with commercial banks, financial institutions or industrial groups in Canada. The individuals primarily responsible for preparing this Opinion are professionals of Rothschild who have extensive experience in providing financial advice to public companies and the preparation of fairness opinions.

Relationship with Interested Parties

Neither Rothschild, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Québec)) of Microcell or any of its associates or affiliates. We are acting as financial advisor to Microcell with respect to the Offers and will receive a fee from Microcell for our services, a significant portion of which is contingent upon the completion of the transactions contemplated by the Offers. We are currently providing and have, in the past, provided financial advisory services to Microcell and/or its affiliates and will continue to do so and have received, and will receive, fees for rendering such services including under the Engagement Agreement. We and our affiliates have, in the past, provided financial advisory services to Rogers and certain of its affiliates for which we received compensation. At the present time, there are no understandings, agreements or commitments between Rogers and us with respect to any future business dealings.

Scope of Review

In arriving at our Opinion set forth below, we have, among other things:

i)	reviewed the Support Agreement;

ii)	reviewed certain publicly available business and financial information concerning Microcell including certain audited and unaudited financial statements of Microcell and certain other financial and operating data with respect to the industries in which it operates that we deemed to be relevant;

iii)	compared the proposed financial terms of the Offers with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received in such transactions;

iv)	compared the financial and operating performance of Microcell with publicly available information concerning certain other companies we deemed relevant, including data relating to public market trading levels;

v)	reviewed the current and historical market prices of the Shares and compared them with those of certain publicly traded securities of such other companies that we deemed relevant;

vi)	reviewed certain internal financial analyses and forecasts prepared by the management of Microcell relating to its business;

vii)	with the permission of the Board of Directors, held discussions with certain members of Microcell’s management team with respect to the Offers, and the past and current business operations of Microcell, the financial condition and future prospects and operations of Microcell, and certain other matters we believed necessary or appropriate to our inquiry;

viii)	discussed the Offers with the Board of Directors and Microcell’s legal advisors and other financial advisors; and

ix)	performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this Opinion.

Assumptions and Limitations

The Opinion is subject to the assumptions, explanations and limitations set forth below and elsewhere herein.

With the Board of Directors’ approval and as provided for in the Engagement Agreement, in preparing the Opinion, Rothschild has relied upon and assumed, without independent verification, the accuracy, completeness and fair presentation of all the financial and other information, data, advice, opinions and representations obtained by it that was publicly available or was furnished to us by Microcell, its associates, affiliates and advisors, or otherwise reviewed by or for us (the “Information”), and we have not assumed any responsibility or liability therefore. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. We have not prepared a valuation of Microcell or any of its Securities or assets and this Opinion should not be construed as such. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of Microcell. In relying on financial analyses and forecasts provided to us or discussed with us by Microcell, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Microcell’s management as to the expected future results of operations and financial condition of Microcell to which such analyses or forecasts relate. In rendering the Opinion we express no view as to the reasonableness of such forecasts or budgets or the assumptions on which they are based. We have relied as to all legal matters relevant to rendering the Opinion upon the advice of counsel. We have also assumed that the transactions contemplated by the Offers will be completed substantially in accordance with the terms of the Offers without any material modification or waiver and that all of the conditions required to implement the Offers will be met and that the disclosure provided or incorporated by reference in the directors’ circular (the “Directors’ Circular”) or any other documents prepared in connection with the Offers with respect to Microcell, Rogers, and their respective subsidiaries and affiliates, and the Offers will be accurate in all material respects.

Our Opinion is necessarily based on securities markets, economic, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of the date hereof and the conditions, prospects, financial and otherwise, of Microcell, and its subsidiaries and affiliates, as they were reflected in the information provided to us and as they were represented to Rothschild in discussions with management of Microcell. We are expressing no opinion herein as to the price at which the Shares will trade at any future time. Our Opinion is limited to the fairness, from a financial point of view, to the Shareholders of the Consideration and we express no opinion as to any underlying decision which Microcell may make to engage in the transactions contemplated by the Offers or any alternative transaction.

This Opinion is provided for the use of the Board of Directors of Microcell in connection with and for the purposes of its evaluation of the Offers. This Opinion does not constitute a recommendation to any holders of the Securities of Microcell as to whether such holder of the Securities should tender in the Offers or how such holders of the Securities should vote on any matter. In addition this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Microcell, other than the Shareholders.

This Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval or as we have otherwise agreed to in writing. Notwithstanding the foregoing, this Opinion may be referred to in any press release regarding the Offers or referred to or reproduced in full in the Directors’ Circular mailed to holders of Securities or referred to or in or reproduced in full as an annex to the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Microcell with the Securities and Exchange Commission with respect to the Offers or any amendments thereof.

Rothschild believes that its analysis must be considered as a whole and that selecting portions of the analysis or the factors considered by it, without considering all factors and analysis together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion of this nature is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

This Opinion is given as of the date hereof and, although we reserve the right to change or withdraw this Opinion if we learn that any of the Information that we relied upon in preparing this Opinion was inaccurate, incomplete or misleading in any material respect and would impact the conclusions of this Opinion, we disclaim any obligation to change or withdraw this Opinion, to advise any person of any change that may come to our attention or to update this Opinion after the date hereof.

We did not, in considering the fairness of the Consideration from a financial point of view, assess any income tax consequences of the Offers.

Fairness Opinion

Based on and subject to the foregoing, Rothschild is of the opinion that, as of the date hereof, the Consideration is fair from a financial point of view to the Shareholders.

Very truly yours,

N M Rothschild & Sons Canada Securities Limited

(Signed) N M Rothschild & Sons Canada Securities Limited

CERTIFICATE

     DATED: September 30, 2004

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the bid within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors

(signed) André Bureau	(signed) André Tremblay
Chairman of the Board	President, Chief Executive Officer and Director